Filed Pursuant to Rule 424(b)(5)
Registration No. 333-207718

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated November 2, 2015

P R O S P E C T U S     S U P P L E M E N T

(To Prospectus dated November 2, 2015)

850,000 Shares

LendingTree, Inc.

Common Stock

We are selling 725,000 shares of our common stock and the selling stockholder identified elsewhere in this prospectus supplement is selling 125,000 shares of our common stock. We will not receive any proceeds from the sale of shares to be offered by the selling stockholder.

Our common stock is traded on the Nasdaq Global Select Market under the symbol ‘‘TREE.’’ On October 30, 2015, the last sale price of the shares as reported on the Nasdaq Global Select Market was $121.36 per share.

Investing in the common stock involves risks, including those that are described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholder	$	$

The underwriters may also exercise their option to purchase up to an additional 127,500 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                 , 2015.

BofA Merrill Lynch	RBC Capital Markets	SunTrust Robinson Humphrey

Guggenheim Securities	Needham & Company	Stephens Inc.

The date of this prospectus supplement is                 , 2015.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we authorize to be delivered to you. We and the underwriters have not authorized any other person to provide you with additional information or information different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. To the extent information in this prospectus supplement, the accompanying prospectus and any free writing prospectus is inconsistent with any of the documents incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus, you should rely on this prospectus supplement, the accompanying prospectus and any free writing prospectus.

You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, or any documents incorporated by reference herein or therein, is accurate as of any date other than their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of a registration statement that was filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process and consists of two parts. The first part is the prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering and updates and adds to the information contained in the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information. In general, when we refer only to the prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under the heading “Where You Can Find More Information.” These documents contain information you should carefully consider when deciding whether to invest in our common stock.

This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus, you should rely on information contained in this prospectus supplement, provided that if any statement in, or incorporated by reference into, one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the shares of common stock to which it relates, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our industry and the markets in which we operate, including market position and market opportunity, is based on information from our management’s estimates, as well as from industry publications and research, surveys and studies conducted by third parties. The third-party sources from which we have obtained information generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that this information is accurate or complete. We have not independently verified any of the data from third-party sources nor have we verified the underlying economic assumptions relied upon by those third parties. Similarly, internal company surveys, industry forecasts and market research, which we believe to be reliable, based upon management’s knowledge of the industry, have not been verified by any independent sources. Our internal company surveys are based on data we have collected over the past several years, which we believe to be reliable. Management estimates are derived from publicly available information, our knowledge of our industry, and assumptions based on such information and knowledge, which we believe to be reasonable. However, assumptions and estimates of our future performance, and the future performance of our industry, are subject to numerous known and unknown risks and uncertainties, including those described under the heading “Risk Factors” in this prospectus supplement and those described elsewhere in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and other documents we file with the SEC from time to time. These and other important factors could result in our estimates and assumptions being materially different from future results. You should read the information contained in, or incorporated by reference into, this prospectus completely and with the understanding that future results may be materially different and worse from what we expect. See the information included under the heading “Cautionary Note Regarding Forward-Looking Statements.”

In this prospectus supplement, unless otherwise indicated, “our company,” the “Company,” “we,” “us,” “LendingTree,” “our”, or similar phrases refer to LendingTree, Inc., a Delaware corporation, and its consolidated subsidiaries.

NON-GAAP FINANCIAL MEASURE

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contains adjusted EBITDA, a non-GAAP financial measure that may not be directly comparable to adjusted EBITDA used by other companies. For purposes of Regulation G and Section 10(e) of Regulation S-K, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of adjusted EBITDA to net income (loss) from continuing operations, the most directly comparable GAAP financial measure. Adjusted EBITDA is provided because it is the primary metric by which we evaluate the performance of our businesses, on which our marketing expenditures and internal budgets are based and by which management and many employees are compensated. We report adjusted EBITDA as a supplemental measure to GAAP. We believe that investors should have access to the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Elsewhere in this prospectus supplement we provide, and encourage investors to examine, the reconciling adjustments between the GAAP and non-GAAP measures discussed above.

TRADEMARKS AND TRADE NAMES

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include trademarks which are protected under applicable intellectual property laws and are the property of the Company or its subsidiaries. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein also contain trademarks, service marks, trade names and/ or copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary discusses the key aspects of the offering and highlights certain information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference herein and therein. However, as this is a summary, it does not contain all of the information that you should consider before deciding to invest in our common stock. You are encouraged to carefully read this entire prospectus supplement and all of the information incorporated herein by reference, including the information provided under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes and other information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

We operate what we believe to be the leading online loan marketplace for consumers seeking loans and other credit-based offerings. Our online marketplace provides consumers with access to product offerings from over 400 active lenders (which we refer to as “marketplace lenders”), including mortgage loans, home equity, reverse mortgage, auto loans, credit cards, personal loans, student loans and small business loans and other related offerings. In addition, we offer tools and resources, including free credit scores, that facilitate comparison shopping for these loan and other credit-based offerings. We seek to match consumers with multiple lenders, who can provide them with competing quotes for the product they are seeking. By providing consumers access to a broad array of credit-based offerings directly from multiple lenders, rather than just multiple quotes from the same lender or indirectly through intermediaries, we believe our marketplace is differentiated from other providers operating loan comparison-shopping marketplaces.

Our strategically designed and executed advertising and marketing campaigns (which we refer to as performance marketing) promote our LendingTree brand and product offerings and are designed to attract consumers to our websites and toll-free telephone numbers. Interested consumers complete inquiry forms, providing detailed information about themselves and the loans or other offerings they are seeking. We refer to such consumer inquiries as loan requests. We then match these loan requests with lenders in our marketplace that are seeking to serve these consumers’ needs. We generate revenue from these lenders, generally at the time of transmitting a loan request to them, in the form of a match fee. In certain instances outside our mortgage business, we charge other kinds of fees, such as a closed loan or closed sale fees. In addition to our primary loan request business, LendingTree also has click and call products for which lenders pay either front end or back end fees.

We have become what we believe to be the lending marketplace of choice by providing a favorable customer experience. We are continually working to improve the customer experience through our investments in technologically-adept personnel and the use of in-market real-time testing to improve our digital platforms. Additionally, we work with our lenders, including providing training and other resources, to improve the customer experience throughout the loan process. Further, we have been building and improving our My LendingTree platform, which provides a relationship-based customer experience, rather than just a transaction-based experience.

We currently report our revenues in two product categories: (i) mortgage products, and (ii) non-mortgage products. Non-mortgage lending products include home equity loans, reverse mortgages, auto loans, credit cards, personal loans, student loans and small business loans. Non-mortgage products also include home improvement referrals, education enrollment referrals, and other tools and resources, including credit repair and debt consolidation services. For the nine months ended September 30, 2015, mortgage products accounted for $118.4 million, or approximately 67% of total revenue, and non-mortgage products accounted for $57.5 million, or approximately 33% of total revenue.

We have experienced significant growth since our spinoff from IAC/InterActiveCorp, which we refer to as IAC, in 2008. We have achieved year over year revenue growth in every quarter since the second quarter of 2012. For the years ended December 31, 2013 and 2014, our total revenue was $139.2 million and $167.4 million, respectively, representing an increase of 20%. For the nine months ended September 30, 2014 and 2015, our total revenue was $123.5 million and $175.9 million, respectively, representing an increase of 42%. While continuing to invest in our business, we have continued to see strong growth in profitability. For the years ended December 31, 2013 and 2014, our Adjusted EBITDA was $18.7 million and $21.8 million, respectively, representing a year-over-year increase of 17%. For the nine months ended September 30, 2014 and 2015, our Adjusted EBITDA was $15.8 million and $28.8 million, respectively, representing an increase of 82%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Three and Nine Months ended September 30, 2015 and 2014—Adjusted EBITDA” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Years ended December 31, 2014, 2013 and 2012—Adjusted EBITDA” for a reconciliation of Adjusted EBITDA to net income (loss) from continuing operations, the most directly comparable GAAP financial measure, and the definition of Adjusted EBITDA.

Corporate History

LendingTree, Inc., is the parent of LendingTree, LLC and several companies owned by LendingTree, LLC. LendingTree, LLC, formerly known as LendingTree, Inc., was incorporated in the State of Delaware in June 1996 and commenced nationwide operations in July 1998. LendingTree, Inc., was acquired by IAC in 2003 and converted to a Delaware limited liability company (LendingTree, LLC) in December 2004. LendingTree, LLC entered the mortgage origination business through the acquisition of Home Loan Center, Inc. in 2004. On August 20, 2008, LendingTree, LLC (along with its parent holding company, Tree.com, Inc.) was spun off from IAC into a separate publicly-traded company. The Home Loan Center business was sold to Discover Financial Services in 2012. Since then, the Company has operated as a pure online marketplace and does not originate loans. Effective January 1, 2015, we changed our corporate name from Tree.com, Inc. to LendingTree, Inc.

Competitive Strengths

Strong Brand. The LendingTree brand is one of our key competitive advantages. LendingTree was launched nationally in 1998 in order to serve consumers seeking home mortgage loans by matching them with various lenders. Over the last seventeen years, we have invested significantly in this brand to gain widespread consumer recognition.

More recently, we have actively sought to expand the suite of loan and credit-based offerings we provide, in order to both leverage the applicability of the LendingTree brand as well as more fully serve the needs of consumers and lenders. We believe that consumers with existing LendingTree-branded associations will be more likely to utilize our other service offerings than those of other providers whose brands consumers may not recognize. LendingTree has an industry-leading 68% aided brand awareness and, to date, has invested approximately $1.5 billion in the development of our brand.

The financial services industry has expanded its online service offerings in recent years similar to the online expansions historically experienced by the travel industry. The mortgage segment of the financial services industry is experiencing the same trend, although the migration to expanded online service offerings appears to be still in its initial stages. Other lending categories, such as personal loans, credit cards and small business loans, are moving online as well and we believe that LendingTree is well-positioned to capture this shift due to our brand recognition.

We believe we are a leader in the refinance and purchase mortgage, personal loan and auto loan comparison-shopping categories and we believe that our strong brand and key product initiatives will help us to achieve our goal of being number one or two in all loan comparison-shopping categories.

Marketing Capabilities. Through efforts, such as our recognizable television commercials and our proprietary market research, we maintain a strong offline presence that reinforces our name with consumers, which is designed to enhance our digital marketing efforts.

Our marketing efforts cast a wide net across a broad mix of marketing channels. We believe that we have the industry’s best marketing program, with the following attributes:

•	Industry-leading brand awareness;

•	Best-in-class talent across marketing channels;

•	Leading-edge technology and analytically driven marketing campaign optimization; and

•	Data-driven results, web analytics, form optimization, and marketing channel performance.

In our marketing efforts, there is significant carry-over across product lines. For example, when we spend advertising dollars on our refinance mortgage product, we generally experience increased purchase mortgage volume as well as personal loan volume. Also, virtually all of our new advertisements are written and produced by our internal team. By reducing our reliance on outside agencies, we have improved our speed to market while reducing production expenses.

Expansive Product Offering. We have expanded our product offering from our original focus on mortgages to include home equity loans, reverse mortgages, auto loans, credit cards, personal loans, student loans and small business loans. As a result of this expansion, we believe we are in a better position to realize economies of scale and become the online loan marketplace of choice for consumers and lenders. We believe this diversification leaves us well-positioned as more consumers look for more categories of loans and other credit-based offerings online.

Operating Leverage. Our cost structure provides us with the flexibility to react to changes in the business cycle. Our largest expense is working media expense, which includes but is not limited to television, radio, print, paid search, organic search, display, native, email, direct mail, partnerships, affiliate and social media, and which, for the nine months ended September 30, 2015, represented 60% of total revenue. During economic downturns such expenses can be scaled back. Conversely, during periods of economic expansion, we can increase working media expense to continue to attract consumers and further increase the strength of our brand.

Strategies

Continue to Invest in Marketing. We will continue to scale our marketing operations and invest to fortify the LendingTree brand. Our latest round of advertising and marketing aims to continue to establish LendingTree as the brand that consumers see as the place to shop for money across all lending categories. My LendingTree will play an important role in our model going forward. We will look to continue to enroll customers on My LendingTree, creating an ongoing revenue stream for us and enabling us to increase our marketing spend to capture a bigger market share.

Grow Non-Refinance-Mortgage Products. In operating our core mortgage business, we will seek to win more purchase mortgage business as increasing interest rates are likely to reduce total industry refinance originations and shift mortgage origination mix to purchase mortgages. We are focused on growing our non-mortgage lending businesses and developing new product offerings and enhancements to improve the experiences of consumers and lenders as they interact with us. We will look to develop such new offerings through internal product development efforts, strategic business relationships with third parties and selective acquisitions. By expanding our portfolio of loan and credit-based offerings, we are growing and diversifying our business and sources of revenue. We intend to capitalize on our expertise in performance marketing, product development and technology, and to leverage the widespread recognition of the LendingTree brand to effect this strategy.

Expand My LendingTree Capabilities. In June 2014, we re-launched My LendingTree, a platform that offers a personalized loan comparison-shopping experience, by providing free credit scores and credit score analysis. This new platform enables us to observe consumers’ credit profiles and then identify and alert them to loan and other credit-based offerings on our marketplace that may be more favorable than the loans they have at a given point in time. This is designed to provide consumers with measurable savings opportunities over their lifetimes.

We have grown My LendingTree’s user base to approximately 2 million consumers as of October 2015. We recently rolled out the release of a new alert functionality within My LendingTree. This new feature is designed to create an improved user experience, providing calculations of savings opportunities that consumers may realize and recommended courses of action. As of September 30, 2015, we have identified approximately $500 million in potential savings opportunities for consumers and we plan to continue to roll out new features and alert functionalities.

Shift from Transactional to Relationship Model. Our goal has been to build a relationship-focused business with consumers incorporating multiple products, rather than one that is purely transactional and focused on mortgages. This fundamental shift from transactional to relationship-focused has required the synchronization of our expertise in marketing, technology and brand awareness, and has led to the emergence of the My LendingTree platform. We believe that there is significant crossover between our product offerings, allowing for cross-selling opportunities across products. For this reason, we believe that our marketing and advertising efforts on behalf of individual products will benefit many of our other product offerings. Consumers will begin to recognize the LendingTree brand, positioning us to become the place to shop for money as opposed to a place to shop for a particular loan product.

Shift to Mobile. More and more people today are using their mobile devices as the sole source for shopping and comparing products. More than 50% of LendingTree’s traffic is via the mobile channel. We plan to continue to refine and build out the capabilities of our mobile platforms to ensure a positive customer experience.

Recent Development

On October 22, 2015, we established a $125.0 million five-year senior secured revolving credit facility which matures on October 22, 2020. The proceeds of the revolving credit facility can be used to finance working capital needs, capital expenditures and general corporate purposes, including to finance permitted acquisitions. As of November 2, 2015, we did not have any borrowings outstanding under the revolving credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Three and Nine Months ended September 30, 2015 and 2014—Financial Position, Liquidity and Capital Resources—Senior Secured Revolving Credit Facility.”

Our principal executive offices are located at 11115 Rushmore Drive, Charlotte, North Carolina 28277, and our telephone number at that address is (704) 541-5351. We maintain a corporate website at www.lendingtree.com and an investor relations website at www.investors.lendingtree.com. None of the information on (or accessible through) our websites is incorporated by reference in this prospectus supplement, or in any other filings with, or in any information furnished or submitted to, the SEC.

The Offering

The following summary contains basic information about this offering and our common stock and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete description of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Common stock offered by the Company	725,000 shares

Common stock offered by the selling stockholder	125,000 shares

Common stock to be outstanding after this offering	12,266,850 shares

Option to purchase additional shares	The underwriters have an option for a period of 30 days to purchase up to 127,500 additional shares of our common stock from us.

Use of Proceeds	We estimate that the net proceeds of the offering to us will be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional shares in full). We will not receive any net proceeds from the sale of common stock by the selling stockholder. We expect to use the net proceeds of the offering to us for general corporate purposes, including but not limited to, working capital and potential acquisitions. Pending use of the net proceeds to us, we intend to invest these net proceeds in short-term interest-bearing investment grade instruments. See “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section of this prospectus supplement beginning on page S-11 for a discussion of factors to consider before deciding to purchase shares of our common stock.

Dividend Policy	On December 26, 2012, we paid a special dividend of $1.00 per share to our shareholders of record as of December 17, 2012. Other than the special dividend, we have not declared or paid a cash dividend on our common stock during the three most recent fiscal years. We have no current intention to declare or pay cash dividends on our common stock in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

NASDAQ Global Select Market symbol	TREE

The number of shares of our common stock to be outstanding after this offering is based on 11,541,850 shares of our common stock issued and outstanding as of October 28, 2015, including 87,762 shares of unvested restricted stock subject to repurchase by us, and excludes:

•	1,916,411 shares of our common stock issuable upon the exercise of stock options outstanding as of October 28, 2015, at a weighted-average exercise price of $18.75 per share;

•	241,409 shares issuable upon the settlement of restricted stock units, as of October 28, 2015; and

•	486,941 additional shares of our common stock available for future issuance, as of October 28, 2015, under the 2008 Stock and Annual Incentive Plan.

Unless otherwise indicated, this prospectus supplement reflects and assumes the following:

•	no exercise of outstanding stock options described above;

•	no exercise by the underwriters of their option to purchase up to 127,500 additional shares of our common stock from us; and

•	no purchases of shares of our common stock by our existing stockholders in this offering.

SUMMARY FINANCIAL DATA

The following table sets forth our summary historical consolidated financial data as of, and for each of the years ended, December 31, 2012, 2013 and 2014 and our unaudited consolidated financial data as of, and for the nine months ended, September 30, 2014 and 2015. Our summary consolidated financial data for each of the years ended December 31, 2012, 2013 and 2014 and as of December 31, 2013 and 2014 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference in this prospectus supplement. Our summary consolidated financial data as of December 31, 2012 are derived from our audited consolidated financial statements that are not incorporated by reference in this prospectus supplement. Our summary consolidated financial data for the nine months ended September 30, 2014 and 2015 and as of September 30, 2015 are derived from our unaudited consolidated financial statements that are included in our Quarterly Report on Form 10-Q for the three-months ended September 30, 2015 and incorporated by reference in this prospectus supplement. Our summary financial data as of September 30, 2014 are derived from our unaudited consolidated financial statements that are not incorporated by reference herein. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year.

The summary historical consolidated data presented below should be read in conjunction with the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes and other financial data included elsewhere in this prospectus supplement or incorporated herein by reference. The results included here and elsewhere in this prospectus supplement or incorporated herein by reference are not necessarily indicative of future performance.

	Year Ended December 31,			Nine Months Ended September 30,
	2012	2013	2014	2015	2014
	(Dollars in thousands, except share and per share data)
Results of Operations:
Revenue	$77,443	$139,240	$167,350	$175,875	$123,486
Net income (loss) from continuing operations	(2,249)	(673)	(487)	19,235	(2,596)
Income (loss) from discontinued operations	48,874	4,620	9,849	(3,238)	(3,679)
Net income (loss) and comprehensive income (loss)	$46,625	$3,947	9,362	$15,997	$(6,275)
Weighted average shares outstanding:
Basic	10,695	11,035	11,188	11,378	11,180
Diluted	10,695	11,035	11,188	12,379	11,180
(Loss) income per share from continuing operations
Basic	$(0.21)	$(0.06)	$(0.04)	$1.69	$(0.23)
Diluted	$(0.21)	$(0.06)	$(0.04)	$1.55	$(0.23)
Income (loss) per share from discontinued operations
Basic	$4.57	$0.42	$0.88	$(0.28)	$(0.33)
Diluted	$4.57	$0.42	$0.88	$(0.26)	$(0.33)
Net income (loss) per share
Basic	$4.36	$0.36	$0.84	$1.41	$(0.56)
Diluted	$4.36	$0.36	$0.84	$1.29	$(0.56)
Cash dividend per share	$1.00	$—	$—	$—	$—
Financial Position (at period end):
Cash and cash equivalents	$80,190	$91,667	$86,212	$106,251	$83,631
Total assets	$143,171	$152,644	$139,891	$174,784	$142,049
Total long-term liabilities	$5,883	$5,437	$4,889	$5,042	$5,062
Total shareholders’ equity	$82,922	$87,008	$96,366	$112,794	$79,328
Other Financial Information
Adjusted EBITDA	$3,779	$18,717	$21,827	$28,837	$15,792

Adjusted EBITDA

We report Adjusted EBITDA as a supplemental measure to GAAP. This measure is the primary metric by which we evaluate the performance of our businesses, on which our marketing expenditures and internal budgets are based and by which management and many employees are compensated. We believe that investors should have access to the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We provide and encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures discussed below.

Definition of Adjusted EBITDA

We report Adjusted EBITDA as operating income or loss (which excludes interest expense and taxes) adjusted to exclude amortization of intangibles and depreciation, and to further exclude (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies and legal fees for certain patent litigation, (6) adjustments for acquisitions or dispositions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition-related accounting. We endeavor to compensate for the limitations of the non-GAAP measures presented by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Three and Nine Months ended September 30, 2015 and 2014—Adjusted EBITDA” and “Managements’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Years ended December 31, 2014, 2013 and 2012—Adjusted EBITDA” for more information.

The following table is a reconciliation of Adjusted EBITDA to net income (loss) from continuing operations.

	Year Ended December 31,			Nine Months Ended September 30,
	2012	2013	2014	2015	2014
Adjusted EBITDA	$3,779	$18,717	$21,827	$28,837	$15,792
Adjustments to reconcile net income (loss) from continuing operations:
Amortization of intangibles	(358)	(147)	(136)	(124)	(96)
Depreciation	(4,105)	(3,501)	(3,245)	(2,135)	(2,541)
Restructuring and severance	57	(159)	(373)	(422)	(232)
Loss on disposal of assets	(738)	(165)	(282)	(102)	(237)
Impairment of long-lived assets	—	—	(805)	—	—
Non-cash compensation	(4,587)	(5,627)	(7,277)	(6,233)	(4,823)
Discretionary cash bonus	—	(920)	—	—	—
Trust contribution	—	(350)	—	—	—
Estimated settlement for unclaimed property	—	—	—	(134)	—
Acquisition expense	—	—	(60)	(84)	(114)
Litigation settlements and contingencies	3,101	(8,955)	(10,618)	663	(10,430)
Interest expense	—	—	—	(63)	(1)
Other expense, net	(881)	(19)	(2)	—	—
Income tax (expense) benefit . . . . .	1,483	453	484	(968)	86

Net income (loss) from continuing operations	$(2,249)	$(673)	$(487)	$19,235	$(2,596)

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, together with all of the other information included in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein. If any of the risks described below, or incorporated by reference into this prospectus supplement actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock may decline and you may lose all or part of your investment. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition and results of operations. Certain statements below are forward-looking statements. See the information included under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business

Adverse conditions in the primary and secondary mortgage markets, as well as the general economy, could materially and adversely affect our business, financial condition and results of operations.

Constraints in the primary and secondary mortgage markets, have in the past had, and may in the future have, an adverse effect on our business, financial condition and results of operations. Generally, increases in interest rates adversely affect the ability of our marketplace lenders to close loans, and adverse economic trends limit the ability of our marketplace lenders to offer home loans other than low-margin conforming loans. Our businesses may experience a decline in demand for their offerings due to decreased consumer demand as a result of the conditions described above, now or in the future. Conversely, during periods with decreased interest rates, marketplace lenders have less incentive to use our marketplaces, or in the case of sudden increases in consumer demand, our marketplace lenders may lack the ability to support sudden increases in volume.

Difficult market conditions have adversely affected the mortgage industry.

Declines in the housing market from 2006 through early 2012, as measured by the S&P/Case-Schiller 20-city composite home price index, with home price declines and increased foreclosures, unemployment and under-employment, negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. These write-downs, initially of mortgage-backed securities but subsequently of other asset-backed securities, credit default swaps and other derivative and cash securities, in turn, caused many financial institutions to seek additional capital, merge with larger and stronger institutions and, in some cases, to fail.

Reflecting concern about the stability of the housing markets generally and the strength of counterparties, many lenders and institutional investors reduced or ceased providing funding to borrowers, including to other financial institutions. This market disruption and tightening of credit led to an increased level of commercial and consumer delinquencies, lack of consumer confidence and increased market volatility. The resulting economic pressure on consumers and lack of confidence in the financial markets has had in the past, and may have in the future, an adverse effect on our business, financial condition and results of operations.

While conditions in the housing markets have improved during 2013 and 2014, the failure to sustain such improvements could have adverse effects on us and our marketplace lenders. Further, our business could be adversely affected by the actions and commercial soundness of other businesses in the financial services sector. As a result, defaults by, or even rumors or questions about, one or more of these entities, or the financial services industry generally, have in the past, and may in the future, lead to market-wide liquidity problems and could lead to disruptions in the mortgage industry. Any such disruption could have a material and adverse effect on our business, financial condition and results of operations.

Our recent revenue growth has been driven in significant part by personal loan offerings. If lenders participating on our marketplace decide to reduce their offerings of personal loans or if such loans become unattractive to consumers because of higher interest rates demanded by lenders, then our results of operations and future growth prospects could be materially and adversely affected.

We re-launched our personal loan product in the third quarter of 2013. Revenue from personal loan offerings substantially increased in 2014 compared to 2013 and in the first nine months of 2015 compared to the first nine months of 2014, and was responsible for a significant portion of the $15.5 million increase in non-mortgage revenue for the year ended December 31, 2014 and the $35.0 million increase in non-mortgage revenue for the first nine months of 2015. Personal loans are unsecured obligations and generally carry shorter terms and smaller loan amounts than mortgages. Because they are unsecured, they are generally riskier assets for lenders than mortgages or other secured loans. Consumer demand for unsecured loans offered on our marketplace is often for refinancing of higher interest credit card debt or for a lower interest alternative to credit card debt for a contemplated larger purchase that would otherwise be purchased with a credit card. Lenders participating on our marketplace may reduce their willingness to make personal loans at more attractive interest rates than credit card debt and may for that reason, or for any other reason, reduce their demand for personal loan requests generated from our personal loan marketplace. Reasons that lenders might reduce their willingness to make personal loans at attractive interest rates may include regulatory changes, stricter institutional lending criteria or increased borrower default levels, which may occur upon adverse changes in regional, national or global economic conditions. If lenders participating on our marketplace decide to reduce their offerings of personal loans or if such loans become unattractive to consumers because of higher interest rates demanded by lenders, then our results of operations and future growth prospects could be materially and adversely affected.

Our financial results fluctuate as a result of seasonality, which may make it difficult to predict our future performance and may adversely affect our common stock price.

Our mortgage products business is historically subject to seasonal trends. These trends reflect the general patterns of the mortgage industry and housing sales, which typically peak in the spring and summer seasons. In recent periods, broader cyclical trends in interest rates, as well as the mortgage and real estate markets, have upset the customary seasonal trends. However, seasonal trends may resume and our quarterly operating results may fluctuate. Our non-mortgage products businesses have various seasonality trends which may create further uncertainty in our quarterly operating results if these business become more significant components of our total revenue. See “Business—Seasonality.” Any of these seasonal trends, or the combination of them, may negatively impact the price of our common stock.

We depend on relationships with marketplace lenders and any adverse changes in these relationships could adversely affect our business, financial condition and results of operations.

Our success depends in significant part on the financial strength of lenders participating on our marketplaces and our continuing relationships with such lenders. Marketplace lenders could, for any reason, experience financial difficulties and cease participating on our lender marketplace, fail to pay match and/or closing fees when due and/or drop the quality of their services to consumers. We could also have commercial or other disputes with such marketplace lenders from time to time. The occurrence of one or more of these events with a significant number of marketplace lenders could, alone or in combination, have a material and adverse effect on our business, financial condition and results of operations.

Marketplace lenders affiliated with our marketplaces are not precluded from offering products and services outside of our marketplaces.

Because our businesses do not have exclusive relationships with marketplace lenders, consumers may obtain loans from these third-party service providers without having to use our marketplaces. Marketplace lenders can offer loans directly to consumers through their own marketing campaigns or other traditional methods of distribution, such as referral arrangements, physical store-front operations or broker agreements. Marketplace lenders may also offer loans and services to prospective customers online directly, through one or more online competitors of our businesses, or both. If a significant number of consumers seek loans and services directly from marketplace lenders as opposed to through our marketplaces, our business, financial condition and results of operations could be materially and adversely affected.

Some of our lending services are new to the market and may fail to achieve or maintain customer acceptance and profitability.

In 2013, we expanded our lending offerings by launching LoanExplorer, a “rate table” loan marketplace, and loan marketplaces for reverse mortgages and credit card offerings, and we also re-launched a loan marketplace for personal loans. In 2014, we launched a new student loan offering and marketplaces for student loan refinancings and small business loans. We do not have as much experience with these products as with the mortgage marketplaces. Accordingly, these new offerings may be subject to greater risks than our more mature mortgage marketplaces.

The success of these and other new products we may offer will depend on a number of factors, including:

•	implementing, at an acceptable cost, product features offered by our competitors and/or expected by consumers and lenders;

•	market acceptance by consumers and lenders;

•	offerings by current and future competitors;

•	our ability to attract and retain management and other skilled personnel for these businesses;

•	our ability to collect amounts owed to us from third parties;

•	our ability to develop successful and cost-effective marketing campaigns; and

•	our ability to timely adjust marketing expenditures in relation to changes in demand for the underlying products and services offered by our lead purchasers.

Our results of operations may suffer if we fail to successfully anticipate and manage these issues associated with new products.

Marketplace lenders and lead purchasers on our marketplaces may not provide competitive levels of service to consumers, which could materially and adversely affect our brands and businesses and their ability to attract consumers.

The ability of our businesses to provide consumers with a high-quality experience depends, in part, on consumers receiving competitive levels of convenience, customer service, price and responsiveness from marketplace lenders and lead purchasers participating on our other marketplaces with whom they are matched. If these providers do not provide consumers with competitive levels of convenience, customer service, price and responsiveness, the value of our various brands may be harmed, the ability of our businesses to attract consumers to our websites may be limited and the number of consumers matched through our marketplaces may decline, which could have a material and adverse effect on our business, financial condition and results of operations.

Litigation and indemnification of secondary market purchasers could have a material and adverse effect on our business, financial condition, results of operations and liquidity. If we cannot settle any then-existing and certain future contingent liabilities to secondary market purchasers, a portion of the purchase price for the sale of LendingTree Loans’ assets will remain in escrow indefinitely.

In connection with the sale of loans to secondary market purchasers, Home Loan Center, Inc., which we refer to as HLC, may be liable for certain indemnification, repurchase and premium repayment obligations. For example, in connection with the sale of loans to secondary market purchasers, HLC made certain representations regarding related borrower credit information, loan documentation and collateral. To the extent that these representations were incorrect, HLC may be required to repurchase loans or indemnify secondary market purchasers for losses due to borrower defaults. HLC also agreed to repurchase loans or indemnify secondary market purchasers for losses due to early payment defaults (i.e., late payments during a limited time period immediately following HLC’s origination of the loan). Further, HLC agreed to repay all or a portion of the initial premiums paid by secondary market purchasers in instances where the borrower prepays the loan within a specified period of time. HLC has made payments for these liabilities in the past and expects to make payments for these liabilities in the future.

We continue to be liable for these indemnification obligations, repurchase obligations and premium repayment obligations following the sale of substantially all of the operating assets of our LendingTree Loans business. Approximately $16.1 million is being held in escrow in accordance with the agreement with Discover Financial Services, which we refer to as Discover, for these obligations that remain with us following the sale. As a result of a settlement agreement in 2014 with a secondary market purchaser of loans, we expect $12.1 million of such amount to be released from escrow in December 2015. We have in the past, and intend to continue, to negotiate in the future with secondary market purchasers to settle any existing and future contingent liabilities, but we cannot assure you we will be able to do so on terms acceptable to us, or at all. The occurrence of indemnification claims, repurchase obligations or premium repayments beyond our reserves for these contingencies, or our inability to settle with secondary market purchasers, may have a material and adverse effect on our business, financial condition and results of operations.

The asset purchase agreement for the sale of substantially all of the operating assets of our LendingTree Loans business may expose us to contingent liabilities.

Under the asset purchase agreement we entered into in May 2011(as amended) with Discover Bank, a wholly-owned subsidiary of Discover, we have agreed to indemnify Discover for a breach or inaccuracy of any representation, warranty or covenant made by us in the asset purchase agreement, for any liability of ours that was not assumed by Discover pursuant to the terms of the asset purchase agreement, for any claims by our stockholders against Discover and for our failure to comply with any applicable bulk sales law, subject to certain limitations. Discover submitted a claim for indemnification relating to our sale prior to the closing of certain loans that were listed in the asset purchase agreement as to be conveyed to Discover at closing. In May 2013, the claim was resolved. The occurrence of additional indemnification claims may have a material and adverse effect on our financial condition and results of operations.

We have incurred significant operating losses in the past and we may not be able to generate sufficient revenue to be profitable over the long term.

We have a history of incurring operating losses, including for the 2014 and 2013 years, and although our performance over the last few years has been improving, we have an accumulated deficit of $798.2 million at December 31, 2014. If we fail to maintain or grow our revenue and manage our expenses, we may incur significant losses in the future and not be able to maintain profitability.

We rely on the performance of highly skilled personnel and if we are unable to attract, retain and motivate well-qualified employees, our business could be harmed.

We believe our success has depended, and continues to depend, on the efforts and talents of our management team and our highly skilled employees, including our software engineers, analysts, marketing professionals and sales staff. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. The loss of any of our senior management or key employees could materially and adversely affect our ability to build on the efforts they have undertaken and to execute our business plan, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business and results of operations could be harmed.

Failure to maintain brand recognition and attract and retain customers in a cost-effective manner could materially and adversely affect our business, financial condition and results of operations.

In order to attract visitors to our websites, convert these visitors into loan requests for our marketplace lenders and lead purchasers and generate repeat visits from consumers, our businesses must promote and maintain their various brands successfully. Brand promotion and maintenance requires the expenditure of considerable money and resources for online and offline advertising, marketing and related efforts, as well as the continued provision and introduction of high-quality products and services.

Brand recognition is a key differentiating factor among providers of online services. We believe that continuing to build and maintain the recognition of our various brands is critical to achieving increased demand for the services provided by our businesses. Accordingly, we have spent, and expect to continue to spend, significant amounts of operating capital on, and devote significant resources to, branding, advertising and other marketing initiatives, which may not be successful or cost-effective. To date, we have invested approximately $1.5 billion in the development of our brand. The failure of our businesses to maintain the recognition of their respective brands and attract and retain customers in a cost-effective manner could materially and adversely affect our business, financial condition and results of operations.

Adverse publicity from legal proceedings against us or our businesses, including governmental proceedings and consumer class action litigation, or from the disclosure of information security breaches, could negatively impact our various brands, which could materially and adversely affect our business, financial condition and results of operations. In addition, the actions of our third-party marketing partners who engage in advertising on our behalf could negatively impact our various brands.

We depend on search engines and other online sources to attract visitors to our websites, and if we are unable to attract these visitors and convert them into loan requests for our marketplace lenders and lead purchasers in a cost-effective manner, our business and financial results may be harmed.

Our success depends on our ability to attract online consumers to our websites and convert them into customers in a cost-effective manner. We depend, in part, on search engines and other online sources for our website traffic. We are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our listing, and algorithmic searches, that depend upon the searchable content on our sites. Search engines and other online sources revise their algorithms from time to time in an attempt to optimize their search results.

If one or more of the search engines or other online sources on which we rely for website traffic were to modify its general methodology for how it displays our websites, resulting in fewer consumers clicking through to our websites, our business could suffer. If any free search engine on which we rely begins charging fees for listing or placement, or if one or more of the search engines or other online sources on which we rely for purchased listings, modifies or terminates its relationship with us, our expenses could rise, we could lose customers, and traffic to our websites could decrease, all of which could have a material and adverse effect on our business, financial condition and results of operations.

If we are unable to continually enhance our products and services and adapt them to technological changes and consumer and lender and/or lead purchaser needs, including the emergence of new computing devices and more sophisticated online services, we may lose market share and revenue and our business could suffer.

We need to anticipate, develop and introduce new products, services and applications on a timely and cost-effective basis that keep pace with technological developments and changing consumer and customer needs.

For example, the number of individuals who access the internet through devices other than a personal computer, such as personal digital assistants, mobile telephones, televisions and set-top box devices has increased significantly and this trend is likely to continue. Because each manufacturer or distributor may establish unique technical standards for its devices, our websites may not be functional or viewable on these devices. Additionally, new devices and new platforms are continually being released. Consumers access many traditional web services on mobile devices through applications, or apps.

It is difficult to predict the problems we may encounter in improving our websites’ functionality with these alternative devices or developing apps for mobile platforms. If we fail to develop our websites or apps to respond to these or other technological developments and changing consumer and customer needs cost effectively, we may lose market share, which could materially and adversely affect our business, financial condition and results of operations.

Failure to comply with past, existing or new laws, rules and regulations, or to obtain and maintain required licenses, could materially and adversely affect our business, financial condition and results of operations.

We market and provide services in heavily regulated industries through a number of different channels across the United States. As a result, our businesses have been and remain subject to a variety of statutes, rules, regulations, policies and procedures in various jurisdictions in the United States, which are subject to change at any time. The failure of our businesses to comply with past, existing or new laws, rules and regulations, or to obtain and maintain required licenses, could result in administrative fines and/or proceedings against us or our businesses by governmental agencies and/or litigation by consumers, which could materially and adversely affect our business, financial condition and results of operations and our brand.

Our businesses conduct marketing activities via the telephone, the mail and/or through online marketing channels, which general marketing activities are governed by numerous federal and state regulations, such as the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, the Telephone Consumer Protection Act and the Federal Trade Commission Act and its accompanying regulations and guidelines, among others. Increased regulation by the U.S. Federal Trade Commission, which we refer to as FTC, and Federal Communications Commission, which we refer to as FCC, has resulted in restrictions on telephone calls to residential and wireless telephone subscribers.

Additional federal, state, and in some instances local, laws regulate residential lending activities, which impacts the marketplace, lenders and consumers. These laws generally regulate the manner in which lending and lending-related activities are marketed or made available, including advertising and other consumer disclosures, payments for services and record keeping requirements; these laws include the Federal Real Estate Settlement Procedures Act, which we refer to as RESPA, the Fair Credit Reporting Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act and various state laws. State laws often restrict the amount of interest and fees that may be charged by a lender or mortgage broker, or otherwise regulate the manner in which lenders or mortgage brokers operate or advertise.

Failure to comply with applicable laws and regulatory requirements may result in, among other things, revocation of or inability to renew required licenses or registrations, loss of approval status, termination of contracts without compensation, administrative enforcement actions and fines, private lawsuits, including those styled as class actions, cease and desist orders and civil and criminal liability.

Most states require licenses to solicit, broker or make loans secured by residential mortgages and other consumer loans to residents of those states, as well as to operate real estate referral and brokerage services, and in many cases require the licensure or registration of individual employees engaged in aspects of these businesses. In 2008, Congress mandated that all states adopt certain minimum standards for the licensing of individuals involved in mortgage lending or loan brokering, and many state legislatures and state agencies have adopted or are in the process of adopting or implementing additional licensing, continuing education and similar requirements on mortgage lenders, brokers and their employees. Compliance with these new requirements may render it more difficult for us and our marketplace lenders to operate or may raise our internal costs or the costs of our marketplace lenders, which may be passed on to us through less favorable commercial arrangements. While our businesses have endeavored to comply with applicable requirements, the application of these requirements to persons operating online is not always clear. Moreover, any of the licenses or rights currently held by our businesses or our employees may be revoked prior to, or may not be renewed upon, their expiration. In addition, our businesses or our employees may not be granted new licenses or rights for which they may be required to apply from time to time in the future.

Likewise, states or municipalities may adopt statutes or regulations making it unattractive, impracticable or infeasible for our businesses to continue to conduct business in such jurisdictions. The withdrawal from any jurisdiction due to emerging legal requirements could materially and adversely affect our business, financial condition and results of operations.

Our businesses are also subject to various state, federal and/or local laws, rules and regulations that regulate the amount and nature of fees that may be charged for transactions and incentives, such as rebates, that may be offered to consumers by our businesses, as well as the manner in which these businesses may offer, advertise or promote transactions. For example, RESPA generally prohibits the payment or receipt of referral fees and fee shares or splits in connection with residential mortgage loan transactions, subject to certain exceptions. The applicability of referral fee and fee sharing prohibitions to lenders and real estate providers, including online networks, may have the effect of reducing the types and amounts of fees that may be charged or paid in connection with real estate-secured loan offerings or activities, including mortgage brokerage, lending and real estate brokerage services, or otherwise limiting our and our marketplace lenders’ ability to conduct marketing and referral activities.

Various federal, state, and in some instances, local laws also prohibit unfair and deceptive sales practices. We have adopted appropriate policies and procedures to address these requirements (such as appropriate consumer disclosures and call scripting, call monitoring and other quality assurance and compliance measures), but it is not possible to ensure that all employees comply with our policies and procedures at all times.

Compliance with these laws, rules and regulations is a significant component of our internal costs, and new laws, rules and regulations are frequently proposed and adopted, requiring us to adopt new procedures and practices. Changes to existing laws, rules and regulations or changes to interpretation of existing laws, rules and regulations could result in further restriction of activities incidental to our business and could have a material and adverse effect on our business, results of operation and financial condition.

Parties through which our businesses conduct business similarly may be subject to federal and state regulation. These parties typically act as independent contractors and not as agents in their solicitations and transactions with consumers. We cannot ensure that these entities will comply with applicable laws and regulations at all times. Failure on the part of a lender, secondary market purchaser, website operator or other third party to comply with these laws or regulations could result in, among other things, claims of vicarious liability or a negative impact on our reputation and business.

Regulatory authorities and private plaintiffs may allege that we failed to comply with applicable laws, rules and regulations where we believe we have complied. These allegations may relate to past conduct and/or past business operations, such as our discontinued real estate brokerage operation (which was subject to various state and local laws, rules and regulations). Even allegations that our activities have not complied or do not comply with all applicable laws and regulations may have a material and adverse effect on our business, financial condition and results of operations. The alleged violation of such laws, rules or regulations may entitle an individual plaintiff to seek monetary damages, or may entitle an enforcing government agency to seek significant civil or criminal penalties, costs and attorneys’ fees. Regardless of its merit, an allegation typically requires legal fee expenditures to defend against. We have in the past and may in the future decide to settle allegations of non-compliance with laws, rules and regulations when we determine that the cost of settlement is less than the cost and risk of continuing to defend against an allegation. Settlements may require us to pay monetary fines and may require us to adopt new procedures and practices, which may render it more difficult to operate or may raise our internal costs. The future occurrence of one or more of these events could have a material and adverse effect on our business, financial condition and results of operations.

Changes in the regulation of the Internet could negatively affect our business.

Laws, rules and regulations governing Internet communications, advertising and e-commerce are dynamic and the extent of future government regulation is uncertain. Federal and state regulations govern various aspects of our online business, including intellectual property ownership and infringement, trade secrets, the distribution of electronic communications, marketing and advertising, user privacy and data security, search engines and Internet tracking technologies. Future taxation on the use of the Internet or e-commerce transactions could also be imposed. Existing or future regulation or taxation could hinder growth in or negatively impact the use of the Internet generally, including the viability of Internet e-commerce, which could reduce our revenue, increase our operating expenses and expose us to significant liabilities.

The Dodd-Frank Wall Street Reform and Consumer Protection Act and related legislative and regulatory actions have had and may have a significant impact on our business, results of operations and financial condition.

In July 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd-Frank Act, which contains a comprehensive set of provisions designed to govern the practices and oversight of financial institutions and other participants in the financial markets. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new rules and regulations, many of which have not yet been adopted and to prepare numerous studies and reports for Congress, which could result in additional legislative or regulatory action. The Dodd-Frank Act, as well as other legislative and regulatory changes, could have a significant impact on us by, for example, requiring us to change our business practices, limiting our ability to pursue business opportunities, imposing additional costs on us, limiting fees we can charge, impacting the value of our assets, or otherwise adversely affecting our businesses. Among other things, the Dodd-Frank Act established the Consumer Financial Protection Bureau to regulate consumer financial services and products, including credit, savings and payment products. The effect of the Dodd-Frank Act on our business and operations has been and could continue to be significant, depending upon remaining implementing regulations, the actions of our competitors and the behavior of other marketplace participants. In addition, we have been, and likely will continue to be, required to invest significant management time and resources to address the various provisions of the Dodd-Frank Act and the numerous regulations that are required to be issued under it.

In light of recent conditions in the U.S. financial markets and economy, as well as a heightened regulatory and Congressional focus on consumer lending, regulators have increased their scrutiny of the financial services industry, the result of which has included new regulations and guidance. We are unable to predict the long-term impact of this enhanced scrutiny. We are also unable to predict whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future.

If marketplace lenders fail to produce required documents for examination by, or other affiliated parties fail to make certain filings with, state regulators, we may be subject to fines, forfeitures and the revocation of required licenses.

Some of the states in which our businesses maintain licenses require them to collect various loan documents from marketplace lenders and produce these documents for examination by state regulators. While marketplace lenders are contractually obligated to provide these documents upon request, these measures may be insufficient. Failure to produce required documents for examination could result in fines, as well as the revocation of our licenses to operate in certain states, which could have a material and adverse effect on our business, financial condition and results of operations.

Regulations promulgated by some states may impose compliance obligations on directors, executive officers, large customers and any person who acquires a certain percentage (for example, 10% or more) of our common stock, including requiring such persons to periodically file financial and other personal and business information with state regulators. If any such person refuses or fails to comply with these requirements, we may be unable to obtain certain licenses and existing licensing arrangements may be jeopardized. The inability to obtain, or the loss of, required licenses could have a material and adverse effect on our business, financial condition and results of operations.

Our success depends, in part, on the integrity of our systems and infrastructures. System interruption and the lack of integration and redundancy in these systems and infrastructures may have a material and adverse impact on our business, financial condition and results of operations.

Our success depends, in part, on our ability to maintain the integrity of our systems and infrastructures, including websites, information and related systems, call centers and distribution and fulfillment facilities. System interruption and the lack of integration and redundancy in our information systems and infrastructures may materially and adversely affect our ability to operate websites, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations. We may experience occasional system interruptions that make some or all systems or data unavailable or prevent our businesses from efficiently providing services or fulfilling orders. We also rely on affiliate and third-party computer systems, broadband and other communications systems and service providers in connection with the provision of services generally, as well as to facilitate, process and fulfill transactions. Any interruptions, outages or delays in our systems and infrastructures, our businesses, our affiliates and/or third parties, or deterioration in the performance of these systems and infrastructures, could impair the ability of our businesses to provide services, fulfill orders and/or process transactions. Fire, flood, power loss, telecommunications failure, hurricanes, tornadoes, earthquakes, acts of war or terrorism, acts of God, unauthorized intrusions or computer viruses, and similar events or disruptions may damage or interrupt computer, broadband or other communications systems and infrastructures at any time. Any of these events could cause system interruption, delays and loss of critical data, and could prevent our businesses from providing services, fulfilling orders and/or processing transactions. While our businesses have backup systems for certain aspects of their operations, these systems are not fully redundant and disaster recovery planning is not sufficient for all eventualities. In addition, we may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these events were to occur, it could materially and adversely affect our business, financial condition and results of operations.

A breach of our network security or the misappropriation or misuse of personal consumer information may have a material and adverse impact on our business, financial condition and results of operations.

Any penetration of network security or other misappropriation or misuse of personal consumer information maintained by us or our third-party marketing partners could cause interruptions in the operations of our businesses and subject us to increased costs, litigation and other liabilities. Claims could also be made against us or our third-party marketing partners for other misuse of personal information, such as for unauthorized purposes or identity theft, which could result in litigation and financial liabilities, as well as administrative action from governmental authorities. Real or perceived security breaches could also significantly damage our reputation with consumers and third parties with whom we do business.

We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. We also face risks associated with security breaches affecting third parties with whom we are affiliated or otherwise conduct business with online. Consumers are generally concerned with security and privacy of the Internet, and any publicized security problems affecting our businesses and/or those of third parties may discourage consumers from doing business with us, which could have a material and adverse effect on our business, financial condition and results of operations.

The collection, processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

In the processing of consumer transactions, our businesses receive, transmit and store a large volume of personally identifiable information and other user data. The collection, sharing, use, disclosure and protection of this information are governed by the privacy and data security policies maintained by us and our businesses. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. We could be materially and adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations.

Our businesses may also become exposed to potential liabilities as a result of differing views on the privacy of consumer and other user data collected by these businesses. Our failure, and/or the failure by the various third party vendors and service providers with whom we do business, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage the reputation of these businesses, discourage potential users from our products and services and/or result in fines and/or proceedings by governmental agencies and/or consumers, one or all of which could materially and adversely affect our business, financial condition and results of operations.

We may fail to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties.

We regard our intellectual property rights, including patents, service marks, trademarks and domain names, copyrights, trade secrets and similar intellectual property (as applicable), as critical to our success. Our businesses also rely heavily upon software codes, informational databases and other components that make up their products and services.

We rely on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use trade secrets or copyrighted intellectual property without authorization which, if discovered, might require legal action to correct. In addition, third parties may independently and lawfully develop substantially similar intellectual properties.

We have generally registered and continue to apply to register, or secure by contract when appropriate, our principal trademarks and service marks as they are developed and used, and reserve and register domain names when and where we deem appropriate. We generally consider the protection of our trademarks to be important for purposes of brand maintenance and reputation. While we vigorously protect our trademarks, service marks and domain names, effective trademark protection may not be available or may not be sought in every country in which products and services are made available, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. Our failure to protect our intellectual property rights in a meaningful manner or challenges to related contractual rights could result in erosion of brand names and limit our ability to control marketing on or through the Internet using our various domain names or otherwise, which could materially and adversely affect our business, financial condition and results of operations.

We have been granted patents and we have patent applications pending with the United States Patent and Trademark Office and various foreign patent authorities for various proprietary technologies and other inventions. The status of any patent involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Accordingly, any patent application filed may not result in a patent being issued or existing or future patents may not be adjudicated valid by a court or be afforded adequate protection against competitors with similar technology. In March 2014, a federal jury found our two issued patents invalid. In November 2014, we filed a notice of appeal to the U.S. Court of Appeals for the Federal Circuit and our appelate brief was filed in September 2015. In addition, third parties may create new products or methods that achieve similar results without infringing upon patents that we own.

Likewise, the issuance of a patent to us does not mean that our processes or inventions will be found not to infringe upon patents or other rights previously issued to third parties.

From time to time, in the ordinary course of business we are subjected to legal proceedings, claims and counterclaims, or threatened legal proceedings, claims or counterclaims, including allegations of infringement of the trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, litigation may be necessary in the future to enforce our intellectual property rights, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially and adversely affect our business, financial condition and results of operations. Patent litigation tends to be particularly protracted and expensive. In 2014, we participated in a jury trial for the litigation described in “Note 11—Contingencies—Intellectual Property Litigation—Zillow” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 and “Note 10—Contingencies—Specific Matters Intellectual Property Litigation—Zillow” in the notes to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2015, each of which is incorporated by reference into this prospectus supplement. The legal expenses associated with this jury trial were material and negatively affected our results of operations for 2014.

Our framework for managing risks may not be effective in mitigating our risk of loss.

Our risk management framework seeks to mitigate risk and appropriately balance risk and return. We have established processes and procedures intended to identify, measure, monitor and report the types of risk to which we are subject, including credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk. We seek to monitor and control our risk exposure through a framework of policies, procedures and reporting requirements. Management of our risks in some cases depends upon the use of analytical and/or forecasting models. If the models that we use to mitigate these risks are inadequate, we may incur increased losses. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. If our risk management framework does not effectively identify or mitigate our risks, we could suffer unexpected losses and could be materially and adversely affected.

Acquisitions or strategic investments that we pursue may not be successful and could disrupt our business and harm our financial condition.

We may consider or undertake strategic acquisitions of, or material investments in, businesses, products or technologies. We may not be able to identify suitable acquisition or investment candidates, or even if we do identify suitable candidates, they may be difficult to finance, expensive to fund and there is no guarantee that we can obtain any necessary regulatory approvals or complete such transactions on terms that are favorable to us. To the extent we pay the purchase price of any acquisition or investment in cash or through borrowings under our revolving credit facility, it would reduce our cash balances and/or result in indebtedness we must service, which may have a material and adverse effect on our business and financial condition. If the purchase price is paid with our stock, it would be dilutive to our stockholders. In addition, we may assume liabilities associated with a business acquisition or investment, including unrecorded liabilities that are not discovered at the time of the transaction, and the repayment of those liabilities may have a material and adverse effect on our financial condition. There may also be litigation or other claims arising in connection with an acquisition itself.

We may not be able to successfully integrate the personnel, operations, businesses, products or technologies of an acquisition or investment. Integration may be particularly challenging if we enter into a line of business in which we have limited experience and the business operates in a difficult legal, regulatory or competitive environment. We may find that we do not have adequate operations or expertise to manage the new business. The integration of any acquisition or investment may divert management’s time and resources from our core business, which could impair our relationships with our current employees, customers and strategic partners and disrupt our operations. Acquisitions and investments also may not perform to our expectations for various reasons, including the loss of key personnel or customers. If we fail to integrate acquisitions or investments or realize the expected benefits, we may lose the return on these acquisitions or investments or incur additional transaction costs and our business and financial condition may be harmed as a result.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings.

Under accounting principles generally accepted in the United States of America, which we refer to as GAAP, we review the carrying value of goodwill and indefinite-lived intangible assets on an annual basis as of October 1, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. Factors that may be considered a change in circumstances, indicating that the carrying value of our goodwill or indefinite-lived intangible assets may not be recoverable, include a decline in stock price and market capitalization, reduced future cash flow estimates and slower growth rates in our industry or our customers’ industries. We may be required to record a significant charge in our financial statements during a period in which any impairment of our goodwill or indefinite-lived intangible assets is determined, negatively impacting our results of operations.

We compete with a number of other internet-based lead generation companies, and we face the possibility of new competitors.

We currently compete with a number of other internet-based lead generation companies and we expect that competition will intensify. Some of these existing competitors may have more capital or complementary products or services than we do, and they may leverage their greater capital or diversification in a manner that adversely affects our competitive position, including by making strategic acquisitions. In addition, new competitors may enter the market and may be able to innovate and bring products and services to market faster, or anticipate and meet consumer or marketplace lender demand before we do. Other newcomers, including major search engines and content aggregators, may be able to leverage their existing products and services to our disadvantage. We may be forced to expend significant resources to remain competitive with current and potential competitors. If any of our competitors are more successful than we are at attracting and retaining customers or marketplace lenders, our business, financial condition and results of operations could be materially and adversely affected.

Our revolving credit facility contains financial covenants and other restrictions on our actions, and it could therefore limit our operational flexibility or otherwise adversely affect our financial condition. Failure to comply with the terms of such facility could impair our rights to the assets that have been pledged as collateral under the facility.

On October 22, 2015, our wholly-owned subsidiary LendingTree, LLC entered into a $125.0 million five-year senior secured revolving credit facility which matures on October 22, 2020. The proceeds of the revolving credit facility can be used to finance working capital needs, capital expenditures, and general corporate purposes, including to finance permitted acquisitions. We do not currently have any borrowings outstanding under the revolving credit facility.

The revolving credit facility contains certain restrictive covenants, which include a consolidated debt to consolidated EBITDA ratio and a consolidated EBITDA to consolidated interest expense ratio. In addition, the revolving credit facility contains customary affirmative and negative covenants, including, subject to certain exceptions, restrictions on our ability to, among other things:

•	incur additional indebtedness;

•	grant liens;

•	make loans and investments;

•	enter into mergers or make certain fundamental changes;

•	make certain restricted payments, including dividends, distributions or redemptions;

•	sell assets;

•	enter into transactions with affiliates;

•	enter into restrictive transactions;

•	enter into sale and leaseback transactions;

•	enter into hedging transactions; and

•	engage in certain other transactions without the prior consent of the lenders.

The revolving credit facility requires LendingTree, LLC to pledge as collateral, subject to certain customary exclusions, 100% of the assets, including 100% of its equity in all of its subsidiaries. The obligations under this facility are unconditionally guaranteed on a senior basis by LendingTree, Inc. and specific subsidiaries of LendingTree, LLC, which guarantees are secured by a pledge as collateral, subject to certain customary exclusions, of 100% of each such guarantor’s assets, including 100% of its equity in all of its subsidiaries.

If an event of default occurs or if we otherwise fail to comply with any of the negative or affirmative covenants of the revolving credit facility, the lenders may declare all of the obligations and indebtedness under such facility due and payable. In such a scenario, the lenders could exercise their lien on the pledged collateral, which would have a material adverse effect on our business, operations, financial condition and liquidity.

Risks Related to this Offering and an Investment in Our Common Stock

Fluctuations in our operating results, quarter to quarter earnings and other factors may result in significant decreases in the price of our common stock.

The market price for our common stock has been volatile since our spin-off. In addition, the trading volume in our common stock has fluctuated and may continue to fluctuate, causing significant price variations to occur. As of September 30, 2015, since our spin-off, the price per share of our common stock has fluctuated from an intra-day low of $1.42 per share to an intra-day high of $139.59 per share. If the market price of our shares declines significantly, the value of an investment in our common stock would decline. The market price of our common stock may fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our common stock or result in fluctuations in the price or trading volume of our common stock include:

•	variations in our quarterly operating results;

•	failure to meet analysts’ earnings estimates;

•	publication of research reports about us, our marketplace lenders or our industry or the failure of securities analysts to cover our common shares or our industry;

•	additions or departures of key management personnel;

•	adverse market reaction to any indebtedness we may incur or preference or common shares we may issue in the future;

•	changes in our dividend payment policy or failure to execute our existing policy;

•	actions by shareholders;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•	speculation in the press or investment community;

•	changes or proposed changes in laws or regulations affecting our industry or enforcement of these laws and regulations, or announcements relating to these matters; and

•	the risks identified in this prospectus supplement, in the documents incorporated herein by reference and in other documents we file with the SEC from time to time or reasons unrelated to our performance.

Recently and in the past, the stock market has experienced extreme price and volume fluctuations. These market fluctuations could result in extreme volatility in the trading price of our common stock, which could cause a decline in the value of your investment in our common shares. In addition, the trading price of our common stock could decline for reasons unrelated to our business or financial results, including in reaction to events that affect other companies in our industry even if those events do not directly affect us. You should also be aware that price volatility may be greater if the public float and trading volume of our common stock are low. These factors may result in short-term or long-term negative pressure on the value of our common stock.

Future sales of common stock by our existing stockholders may cause our stock price to fall.

The market price of our common stock could decline as a result of sales by our existing stockholders in the market, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

We may issue additional shares of our common stock in the future pursuant to current or future equity incentive plans, or in connection with future acquisitions or financings. If we were to raise capital in the future by selling shares of our common stock, or securities that are convertible into our common stock or issuing shares of our common stock in a business acquisition, their issuance would have a dilutive effect on the percentage ownership of our stockholders and, depending on the prices at which such shares or convertible securities are sold or issued, on their investment in our common stock and, therefore, could have a material adverse effect on the market prices of our common stock.

Under a registration rights agreement with Liberty Interactive Corporation, including its predecessor which we refer to as Liberty Interactive, Liberty Interactive and its permitted transferees are entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of our common stock received by Liberty Interactive as a result of the spin-off and other shares of our common stock acquired by Liberty Interactive or its affiliates. These holders will also be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the registrable shares. The presence of additional shares of our common stock trading in the public market, as a result of the exercise of such registration rights, may have an adverse effect on the market price of our securities. As described elsewhere in this prospectus supplement, Liberty Interactive will not be entering into a lock-up agreement in connection with this offering. Therefore, it is possible that Liberty Interactive will exercise a demand registration right prior to the expiration of the lock-up agreements signed by our executive officers and directors.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for internet marketplace operators and lead-generation companies depends, in part, on the research and reports that securities or industry analysts publish about the industry and specific companies. If one or more analysts covering us currently or in the future fail to publish reports on us regularly, demand for our common stock could decline, which could cause our stock price and trading volume to decline. If one or more recognized securities or industry analysts that cover our company or our industry in the future downgrades our common stock or publishes inaccurate or unfavorable research about our business or industry, our stock price would likely decline.

Two holders of our common stock own a substantial portion of our outstanding common stock, which concentrates voting control and limits your ability to influence corporate matters.

As of October 28, 2015, Douglas Lebda, our Chairman and Chief Executive Officer, and Liberty Interactive beneficially owned approximately 22.4% and 24.0%, respectively, of our outstanding common stock. Liberty Interactive also has the right to nominate 20% of the total number of directors serving on the board, rounded up. Two of the seven directors, Neal Dermer and Craig Troyer, were nominated by Liberty Interactive. Following the sale of shares by Mr. Lebda in connection with the offering, Mr. Lebda is expected to beneficially own approximately 20.2% of our outstanding common stock.

Therefore, for the foreseeable future, Mr. Lebda and Liberty Interactive will each have influence over our management and affairs and all matters requiring shareholder approval, including the election or removal (with or without cause) of directors and approval of any significant corporate transaction, such as a merger or other sale of us or our assets. The interests of Mr. Lebda or Liberty Interactive may not necessarily align with the interests of our other stockholders. Mr. Lebda or Liberty Interactive could elect to sell a significant interest in us and you may receive less than the then-current fair market value or the price you paid for your shares as a result of such transaction. While Mr. Lebda has signed a lock-up agreement in connection with this offering, Liberty Interactive will not be signing a lock-up agreement in connection with this offering. Therefore, Liberty Interactive may sell some of their shares under Rule 144 (subject to volume limitations) or through the exercise of its demand registration rights. In addition, this concentrated control could delay, defer or prevent a change of control, merger, consolidation, takeover or other business combination involving us that other stockholders may otherwise support. This concentrated control could also discourage a potential investor from acquiring our common stock and might harm the market price of our common stock.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by stockholders to replace or remove our management and affect the market price of our common stock.

Provisions in our certificate of incorporation and bylaws, as amended and restated, may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated articles of incorporation and/or amended and restated bylaws include provisions that:

•	Authorize our board of directors to issue, without further action by our stockholders, up to five million shares of undesignated preferred stock, sometimes referred to as “blank check preferred”;

•	Prohibit cumulative voting in the election of directors;

•	Provide that vacancies on our board of directors may be filled only by the affirmative vote of a majority of directors then in office or by the sole remaining director;

•	Provide that only our board of directors may change the size of our board of directors;

•	Specify that special meetings of our stockholders may be called only by or at the direction of our board of directors or by a person specifically designated with such authority by the board; and

•	Prohibit stockholders from taking action by written consent.

The provisions described above may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing our management. These provisions may also have the effect of delaying or preventing a change of control of our company, even if stockholders support such a change of control.

We do not intend to pay any cash dividends on our common stock in the foreseeable future.

On December 26, 2012, we paid a special dividend of $1.00 per share to our shareholders of record as of December 17, 2012. Other than the special dividend, we have not declared or paid a cash dividend on our common stock during the three most recent fiscal years. We have no current intention to declare or pay cash dividends on our common stock in the foreseeable future. In addition, the revolving credit facility contains certain restrictions on our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Three and Nine Months ended September 30, 2015 and 2014—Financial Position, Liquidity and Capital Resources—Senior Secured Revolving Credit Facility.” The declaration, payment and amount of future cash dividends, if any, will be at the discretion of our board of directors. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future for holders of our common stock.

Our management will have broad discretion as to the use of proceeds from this offering, you may not agree with the manner in which we use the proceeds and our use of those proceeds may not yield a favorable return on investment.

We intend to use the proceeds of the offering for general corporate purposes, including but not limited to, working capital and potential acquisitions. We have not designated the amount of net proceeds we will use for any particular purpose and our management will retain broad discretion to allocate the net proceeds of the offering. The net proceeds may be applied in ways with which some investors in the offering may not agree. Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us more profitable. In addition, it may take us some time to effectively deploy the proceeds from the offering. Until the proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted. Management’s failure to use the net proceeds of the offering effectively could have an adverse effect on our business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact included in this prospectus supplement, the accompanying prospectus, or the documents incorporated by reference herein or therein, are forward looking statements.

These forward-looking statements include statements related to our anticipated financial performance; business prospects and strategy; anticipated trends and prospects in the various industries in which our businesses operate; new products, services and related strategies; and other similar matters. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Although we believe that these forward-looking statements are based upon reasonable assumptions, they are subject to numerous known and unknown risks and uncertainties and are made in light of information currently available to us. Many important factors, including those described under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement and those described elsewhere herein or in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, may adversely and materially affect our results as indicated in forward-looking statements. You should read this prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different and worse from what we expect.

Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Forward-looking statements speak only as of the date they were made, and, except to the extent required by law or the rules of the NASDAQ Stock Market, we undertake no obligation to update or review any forward-looking statement because of new information, future events or other factors. You should, however, review the risks and uncertainties we describe in the reports we will file from time to time with the SEC after the date of this prospectus supplement. See the information included under the heading “Where You Can Find More Information” located on page S-77.

Forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the forward-looking statements discussed in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements when making an investment decision.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of shares of common stock by us will be approximately $         million (or approximately $         million if the underwriters exercise their option to purchase additional shares in full). We will not receive any net proceeds from the sale of common stock by the selling stockholder. We expect to use the net proceeds of the offering to us for general corporate purposes, including but not limited to, working capital and potential acquisitions. Pending use of the net proceeds to us, we intend to invest these net proceeds in short-term interest-bearing investment grade instruments.

MARKET PRICE OF COMMON STOCK

Our common stock is currently quoted on the NASDAQ Global Select Market under the symbol “TREE.” The following table sets forth, for the periods indicated, the high and low intraday sale prices of our common stock as reported by the NASDAQ Global Select Market.

Year Ended December 31, 2013	High	Low
First Quarter	$18.75	$16.00
Second Quarter	21.49	16.33
Third Quarter	26.84	16.54
Fourth Quarter	33.24	26.30

Year Ended December 31, 2014	High	Low
First Quarter	$35.05	$29.76
Second Quarter	31.66	22.94
Third Quarter	36.00	24.61
Fourth Quarter	48.84	33.72

Year Ended December 31, 2015	High	Low
First Quarter	$58.00	$38.85
Second Quarter	78.78	54.32
Third Quarter	139.59	73.56
Fourth Quarter (through October 30, 2015)	127.72	85.18

On October 30, 2015, the last reported sale price of our common stock on the NASDAQ Global Select Market was $121.36. As of October 30, 2015, there were 11,541,850 shares of our common stock outstanding, which was held of record by 876 stockholders.

DIVIDEND POLICY

On December 26, 2012, we paid a special dividend of $1.00 per share to our stockholders of record as of December 17, 2012. Other than the special dividend, we have not declared or paid a cash dividend on our common stock during the three most recent fiscal years. We have no current intention to declare or pay cash dividends on our common stock in the foreseeable future. The declaration, payment and amount of future cash dividends, if any, will be at the discretion of our board of directors.

The revolving credit facility contains certain restrictions on our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Three and Nine Months ended September 30, 2015 and 2014—Financial Position, Liquidity and Capital Resources—Senior Secured Revolving Credit Facility.”

Additionally, our ability to pay dividends to our stockholders is subject to the restrictions set forth in the Delaware General Corporation Law, or DGCL. The DGCL provides that a corporation may pay a dividend to its stockholders only out of surplus, as determined under the DGCL or in case there is no such surplus, out of the company’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Investors should not purchase our common stock with the expectation of receiving cash dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2015, on:

•	an actual basis; and

•	on an “as adjusted” basis after giving effect to the sale of 725,000 shares of common stock by us in this offering and assuming the underwriters do not exercise their option to purchase additional shares.

You should read this table in conjunction with our consolidated financial statements and the notes thereto incorporated by reference herein, and the “Selected Financial Data” and “Use of Proceeds” sections of this prospectus supplement, together with the other information included or incorporated by reference in the prospectus supplement and the accompanying prospectus.

	As of September 30, 2015
	Actual	As Adjusted
	(Dollars in thousands, except share amounts)
Cash and cash equivalents	$106,251	$
Shareholders’ equity:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—
Common stock $.01 par value; 50,000,000 shares authorized; 13,013,767 shares issued (actual) and 11,540,240 shares outstanding (actual); and 13,738,767 shares issued (as adjusted) and 12,265,240 shares outstanding (as adjusted)(1)	130
Additional paid-in-capital	910,399
Accumulated deficit	(782,174)
Treasury stock; 1,473,527 shares	(15,561)
Total shareholders’ equity	112,794
Total capitalization	$112,794

(1)	The number of shares of our common stock to be outstanding after this offering is based on 11,541,850 shares of our common stock issued and outstanding as of October 28, 2015, including 87,762 shares of unvested restricted stock subject to repurchase by us, and excludes:

•	1,916,411 shares of our common stock issuable upon the exercise of stock options outstanding as of October 28, 2015, at a weighted-average exercise price of $18.75 per share;

•	241,409 shares issuable upon the settlement of restricted stock units, as of October 28, 2015; and

•	486,941 additional shares of our common stock available for future issuance, as of October 28, 2015, under the 2008 Stock and Annual Incentive Plan.

SELECTED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of and for each of the five years ended December 31, 2010, 2011, 2012, 2013 and 2014 and our unaudited consolidated financial statements as of and for the nine months ended September 30, 2014 and 2015. Our selected consolidated financial data for the years ended December 31, 2012, 2013 and 2014 and as of December 31, 2013 and 2014 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference in this prospectus supplement. Our selected consolidated financial data for the years ended December 31, 2010 and 2011 and as of December 31, 2010, 2011 and 2012 are derived from our audited consolidated financial statements that are not incorporated by reference in this prospectus supplement. Our unaudited consolidated financial data for the nine months ended September 30, 2014 and 2015 and as of September 30, 2015 are derived from our unaudited consolidated financial statements that are included in our Quarterly Report on Form 10-Q for the three months ended September 30, 2015 and incorporated by reference in this prospectus supplement. Our selected consolidated financial data as of September 30, 2014 are derived from our unaudited consolidated financial statements that are not incorporated by reference in this prospectus supplement. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year.

The selected historical consolidated data presented below should be read in conjunction with the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes and other financial data included elsewhere in this prospectus supplement or incorporated herein by reference. The results included here and elsewhere in this prospectus supplement are not necessarily indicative of future performance.

	Year Ended December 31,					Nine Months Ended September 30,
	2010	2011	2012	2013	2014	2015	2014
	(Dollars in thousands, except share and per share data)
Results of Operations:
Revenue	$59,918	$54,617	$77,443	$139,240	$167,350	$175,875	$123,486
Net income (loss) from continuing operations	(26,604)	(49,710)	(2,249)	(673)	(487)	19,235	(2,596)
Income (loss) from discontinued operations	8,427	(9,793)	48,874	4,620	9,849	(3,238)	(3,679)
Net income (loss) and comprehensive income (loss)	$(18,177)	$(59,503)	$46,625	$3,947	9,362	$15,997	$(6,275)
Weighted average shares outstanding:
Basic	10,433	10,377	10,695	11,035	11,188	11,378	11,180
Diluted	10,433	10,377	10,695	11,035	11,188	12,379	11,180
(Loss) income per share from continuing operations
Basic	$(2.55)	$(4.79)	$(0.21)	$(0.06)	$(0.04)	$1.69	$(0.23)
Diluted	$(2.55)	$(4.79)	$(0.21)	$(0.06)	$(0.04)	$1.55	$(0.23)
Income (loss) per share from discontinued operations
Basic	$0.81	$(0.94)	$4.57	$0.42	$0.88	$(0.28)	$(0.33)
Diluted	$0.81	$(0.94)	$4.57	$0.42	$0.88	$(0.26)	$(0.33)
Net income (loss) per share
Basic	$(1.74)	$(5.73)	$4.36	$0.36	$0.84	$1.41	$(0.56)
Diluted	$(1.74)	$(5.73)	$4.36	$0.36	$0.84	$1.29	$(0.56)
Cash dividend per share	$—	$—	$1.0	$—	$—	$—	$—
Financial Position (at period end):
Cash and cash equivalents	$68,819	$45,541	$80,190	$91,667	$86,212	$106,251	$83,631
Total assets	$282,802	$331,340	$143,171	$152,644	$139,891	$174,784	$142,049
Total long-term liabilities	$29,648	$5,544	$5,883	$5,437	$4,889	$5,042	$5,062
Total shareholders’ equity	$101,821	$45,471	$82,922	$87,008	$96,366	$112,794	$79,328

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes incorporated herein by reference. This discussion contains forward-looking statements that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus supplement, particularly in the section entitled “Risk Factors” in this prospectus supplement.

Company Overview

LendingTree, Inc., formerly known as Tree.com, Inc., is the parent of LendingTree, LLC and several companies owned by LendingTree, LLC.

LendingTree operates what we believe to be the leading online marketplace for consumers seeking a broad array of loan types and other credit-based offerings. We offer consumers tools and resources, including free credit scores, that help them to comparison-shop for mortgage loans, home equity, reverse mortgage, auto loans, credit cards, personal loans, student loans and small business loans and other related offerings. We primarily seek to match in-market consumers with multiple lenders on our marketplace who can provide them with competing quotes for the loans or credit-based offerings they are seeking. We also serve as a valued partner to lenders seeking an efficient, scalable and flexible source of customer acquisition with directly measurable benefits, by matching the consumer loan inquiries we generate with these lenders.

In June 2014, we re-launched My LendingTree, a platform that offers a personalized loan comparison-shopping experience, by providing free credit scores and credit score analysis. We believe this new platform will enable us to provide consumers with measurable savings opportunities over their lifetimes, as we are able to observe their credit profiles and then identify loan and credit-based opportunities on our marketplace that may be more favorable than the loans they may have at a given point in time, which we can alert them to.

The LendingTree Loans business is presented as discontinued operations in the consolidated balance sheets, consolidated statements of operations and comprehensive income and consolidated cash flows that are incorporated herein by reference for all periods presented. Except for the discussion under the heading “Discontinued operations,” the analysis within Management’s Discussion and Analysis of Financial Condition and Results of Operations reflects our continuing operations.

Reportable and Operating Segments

During the first quarter of 2015, management made certain changes to its organizational structure that impacted its previous operating segments. As a result, management concluded it had one reportable segment representing our Lending activities. Previously reported results for the three and nine months ending September 30, 2014 have been revised to conform to our single reportable segment at September 30, 2015. Previously reported segment results for the years ended December 31, 2014, 2013 and 2012 reflect our prior segment reporting and have not been revised.

Seasonality

Revenue is subject to the cyclical and seasonal trends of the U.S. housing and mortgage markets. Home sales typically rise during the spring and summer months and decline during the fall and winter months, while refinancing and home equity activity is principally driven by mortgage interest rates as well as real estate values. However, these trends in our businesses are not absolute and there have been exceptions to them. For example, in recent periods additional factors affecting the mortgage and real estate markets have impacted customary seasonal trends.

Based on industry data, we anticipate that as our personal loan product matures we will experience less consumer demand during the fourth and first quarters of each year.

Recent Mortgage Interest Rate Trends

Interest rate and market risks can be substantial in the mortgage lead generation business. Short-term fluctuations in mortgage interest rates primarily affect consumer demand for mortgage refinancings, while long-term fluctuations in mortgage interest rates, coupled with the U.S. real estate market, affect consumer demand for new mortgages. Consumer demand, in turn, affects lender demand for mortgage leads from third-party sources. Typically, a decline in mortgage interest rates will lead to reduced lender demand, as there are more consumers in the marketplace seeking financing and, accordingly, lenders receive more organic lead volume. Conversely, an increase in mortgage interest rates will typically lead to an increase in lender demand, as there are fewer consumers in the marketplace and, accordingly, the supply of organic mortgage lead volume decreases.

HISTORICAL 30-YEAR FIXED MORTGAGE RATES

According to Freddie Mac, since the end of 2013, 30-year fixed mortgage interest rates have generally declined, reaching a monthly average of 3.67% in January 2015, its lowest since May 2013. Since January 2015, mortgage interest rates have generally risen. On a quarterly basis, mortgage interest rates in the third quarter of 2015 averaged 3.95%, as compared to 3.83% in the second quarter of 2015 and 4.14% in the third quarter of 2014.

HISTORICAL MIX OF MORTGAGE ORIGINATION DOLLARS

Typically, as mortgage interest rates rise, there are less consumers in the marketplace seeking refinancings and, accordingly, the mix of mortgage origination dollars moves towards purchase mortgages. According to Mortgage Bankers Association, or MBA, data, total refinance origination dollars decreased to 37% of total mortgage origination dollars in the third quarter of 2015, as a result of the rise in average mortgage interest rates.

Looking forward, MBA is projecting mortgage interest rates to climb during the remainder of 2015, to an average 4.0% on 30-year fixed rate mortgages in the fourth quarter of 2015 and an average 3.9% for the full-year 2015. According to MBA projections, despite the anticipated rise in interest rates during the fourth quarter of 2015, the mix of mortgage origination dollars will move towards refinance mortgages, likely due to a slower U.S. real estate market during the winter holiday season, with the refinance share representing 42% of the fourth quarter of 2015 and 43% of the full-year 2015.

The U.S. Real Estate Market

The health of the U.S. real estate market and interest rate levels are the primary drivers of consumer demand for new mortgages. Consumer demand, in turn, affects lender demand for purchase mortgage leads from third-party sources. Typically, a strong real estate market will lead to reduced lender demand for leads, as there are more consumers in the marketplace seeking financing and, accordingly, lenders receive more organic lead volume. Conversely, a weaker real estate market will typically lead to an increase in lender demand, as there are fewer consumers in the marketplace seeking mortgages. Over the last few years, the U.S. real estate market has been recovering, albeit slowly.

Despite continued indications of economic recovery, in 2014, existing home sales nationwide declined approximately 3% over 2013, according to the National Association of Realtors, or NAR, likely due to lessening housing affordability and higher mortgage interest rates. However, sales of existing homes in the second half of 2014 were up 6% from the first half of the year, as economic growth accelerated, housing inventory increased and sales prices moderated. This momentum has continued into 2015 with the first half of 2015 with existing home sales nationwide up 1% over the second half of 2014.

For the remainder of 2015, the NAR expects economic recovery to continue. Existing home sales nationwide are expected to increase approximately 5% over the first half of 2015, resulting in full-year 2015 growth of over 7%, while supporting sales price growth of approximately 6%.

Results of Operations for the Three and Nine Months ended September 30, 2015 and 2014

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
	(Dollars in thousands)
Mortgage products	$44,171	$32,026	$12,145	38%	$118,367	$100,936	$17,431	17%
Non-mortgage products	25,633	9,280	16,353	176%	57,508	22,550	34,958	155%

Revenue	69,804	41,306	28,498	69%	175,875	123,486	52,389	42%
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	2,436	2,110	326	15%	6,402	5,670	732	13%
Selling and marketing expense	48,901	27,168	21,733	80%	118,615	83,581	35,034	42%
General and administrative expense	7,069	6,590	479	7%	21,336	18,201	3,135	17%
Product development	2,675	1,658	1,017	61%	7,238	5,416	1,822	34%
Depreciation	764	840	(76)	(9)%	2,135	2,541	(406)	(16)%
Amortization of intangibles	25	41	(16)	(39)%	124	96	28	29%
Restructuring and severance	28	7	21	300%	422	232	190	82%
Litigation settlements and contingencies	133	2,338	(2,205)	(94)%	(663)	10,430	(11,093)	(106)%

Total costs and expenses	62,031	40,752	21,279	52%	155,609	126,167	29,442	23%

Operating income (loss)	7,773	554	7,219	1,303%	20,266	(2,681)	22,947	856%
Other income (expense), net:
Interest expense	(1)	(1)	—	— %	(63)	(1)	(62)	(6,200)%

Income (loss) before income taxes	7,772	553	7,219	1,305%	20,203	(2,682)	22,885	853%
Income tax (expense) benefit	(389)	2	(391)	(19,550)%	(968)	86	(1,054)	(1,226)%

Net income (loss) from continuing operations	7,383	555	6,828	1,230%	19,235	(2,596)	21,831	841%
Loss from discontinued operations, net of tax	(1,295)	(174)	(1,121)	(644)%	(3,238)	(3,679)	441	12%

Net income (loss) and comprehensive income (loss)	$6,088	$381	$5,707	(1,498)%	$15,997	$(6,275)	$22,272	355%

Revenue

Revenue increased in the third quarter and first nine months of 2015 compared to the third quarter and first nine months of 2014 due to increases in our non-mortgage products of $16.4 million and $35.0 million, respectively, and in our mortgage products of $12.1 million and $17.4 million, respectively.

Our non-mortgage products include the following non-mortgage lending products: reverse mortgages, home equity loans, auto loans, credit cards, personal loans, student loans and small business loans. Our non-mortgage products also include home improvement referrals, education enrollment referrals and other tools and resources, including credit repair and debt consolidation services. The increase in revenue from our non-mortgage products is primarily due to increases in revenue from our personal loans product and our credit cards product. Revenue from our personal loans product increased $11.9 million and $28.4 million, respectively, in the third quarter and first nine months of 2015 compared to the third quarter and first nine months of 2014 due to growing awareness in the market of the product, an increase in lenders on our exchange, increases in revenue earned per matched consumer and increased marketing efforts. Revenue from our credit cards product increased $2.5 million and $2.9 million, respectively, in the third quarter and first nine months of 2015 compared to the third quarter and first nine months of 2014 due to an increase in payouts from issuers in addition to increased marketing efforts. Revenue from each of our non-mortgage lending products increased in the third quarter and first nine months of 2015 compared to the third quarter and first nine months of 2014.

The increase in revenue from our mortgage products in the third quarter of 2015 compared to the third quarter of 2014 is primarily due to an increase in revenue from our refinance product, although revenue from our purchase product also increased. The increase in revenue from our mortgage products in the first nine months of 2015 compared to the first nine months of 2014 is primarily due to an increase in revenue from our refinance product, partially offset by a decrease in revenue from our purchase product. Mortgage interest rates were lower in the third quarter and first nine months of 2015 compared to the third quarter and first nine months of 2014, causing an increase in sales of the refinance product. Additionally, revenue from our refinance product increased in the third quarter of 2015 compared to the third quarter of 2014 due to increased demand of both new and existing lenders on our marketplace.

The number of consumers matched on our lending marketplace increased by 73% in the third quarter of 2015 compared to the third quarter of 2014 and by 82% in the first nine months of 2015 compared to the first nine months of 2014, while our average revenue earned from marketplace lenders per matched consumer decreased by 1% in the third quarter of 2015 compared to the third quarter of 2014 and decreased by 21% in the first nine months of 2015 compared to the first nine months of 2014. The decrease in revenue earned per matched consumer was primarily due to the increased relative contribution of our non-mortgage lending products, which have lower revenue per matched consumer rates than our mortgage products. Additionally, there was a reduction in revenue per matched consumer in our mortgage products in the first nine months of 2015 compared to the first nine months of 2014.

Cost of revenue

Cost of revenue consists primarily of costs associated with compensation and other employee-related costs (including stock-based compensation) relating to internally-operated call centers, third-party customer call center fees, credit scoring fees, credit card fees and website network hosting and server fees.

Cost of revenue increased in the third quarter of 2015 from the third quarter of 2014, primarily due to increases of $0.3 million in compensation and benefits as a result of increases in headcount and $0.2 million in credit card fees, partially offset by a $0.1 million decrease in credit scoring fees and a $0.1 million decrease in licenses and permits.

Cost of revenue increased in the first nine months of 2015 from the first nine months of 2014, primarily due to increases of $0.7 million in compensation and benefits as a result of increases in headcount and $0.4 million in credit card fees, partially offset by a $0.4 million decrease in credit scoring fees.

Cost of revenue as a percentage of revenue decreased slightly from 5% for the third quarter and first nine months of 2014 to 3% for the third quarter of 2015 and 4% for the first nine months of 2015.

Selling and marketing expense

Selling and marketing expense consists primarily of advertising and promotional expenditures, fees paid to lead sources and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in sales or marketing functions. Advertising and promotional expenditures primarily include online marketing, as well as television, print and radio spending. Advertising production costs are expensed in the period the related ad is first run.

The increases in selling and marketing expense in the third quarter and first nine months of 2015 compared to the third quarter and first nine months of 2014 were primarily due to increases in advertising and promotional expense of $20.9 million and $33.1 million, respectively, as discussed below. In addition, selling and marketing expense increased in the third quarter and first nine months of 2015 compared to the third quarter and first nine months of 2014 due to an increase in compensation and benefits of $0.9 million and $1.9 million, respectively, as a result of increases in headcount.

Advertising and promotional expense is the largest component of selling and marketing expense, and is comprised of the following:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
	(Dollars in thousands)
Online	$34,412	$20,501	$13,911	68%	$85,135	$63,597	$21,538	34%
Broadcast	8,614	2,792	5,822	209%	18,304	8,475	9,829	116%
Other	2,459	1,333	1,126	84%	5,477	3,720	1,757	47%

Total advertising expense	$45,485	$24,626	$20,859	85%	$108,916	$75,792	$33,124	44%

We increased our advertising expenditures in the third quarter of 2015 compared to the third quarter of 2014 and the first nine months of 2015 compared to the first nine months of 2014, in order to generate additional lending lead volume to meet the increased demand of lenders on our marketplace.

We will continue to adjust selling and marketing expenditures dynamically in relation to anticipated revenue opportunities.

General and administrative expense

General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, corporate information technology, human resources and executive management functions, as well as facilities and infrastructure costs and fees for professional services.

General and administrative expense increased in the third quarter of 2015 from the third quarter of 2014, primarily due to increases in compensation and benefits of $0.2 million, increases in recruiting expenses of $0.1 million, increases in computer software maintenance of $0.3 million, increases in travel and entertainment expenses of employees of $0.2 million, and increases in potential acquisition expenses of $0.2 million, partially offset by decreases in professional fees of $0.3 million, decreases in loss on fixed assets of $0.1 million, and decreases of franchise taxes of $0.2 million.

General and administrative expense as a percentage of revenue decreased to 10% in the third quarter of 2015 compared to 16% in the third quarter of 2014.

General and administrative expense increased in the first nine months of 2015 from the first nine months of 2014, primarily due to increases in compensation and benefits of $2.0 million, increases in recruiting expenses of $0.2 million, increases in professional fees of $0.4 million, increases in computer software maintenance of $0.4 million, increases in travel and entertainment expenses of employees of $0.3 million and increases in potential acquisition expenses of $0.2 million, partially offset by decreases in franchise taxes of $0.2 million and a decrease of $0.2 million related to an acquisition completed in the second quarter of 2014.

General and administrative expense as a percentage of revenue decreased to 12% in the first nine months of 2015 compared to 15% in the first nine months of 2014.

Product development

Product development expense consists primarily of compensation and other employee-related costs (including stock-based compensation) that are not capitalized, for personnel engaged in the design, development, testing and enhancement of technology.

Product development expense increased in the third quarter of 2015 compared to the third quarter of 2014, and the first nine months of 2015 compared to the first nine months of 2014, primarily due to increases in compensation and other employee-related costs. We increased headcount in 2015 compared to 2014, in order to support planned product launches for 2015.

Litigation settlements and contingencies

Litigation settlements and contingencies consists of expenses related to actual or anticipated litigation settlements, in addition to legal fees incurred in connection with various patent litigation claims we are pursuing.

During the first quarter of 2014, we participated in a jury trial for the Zillow litigation, described in “Note 11—Contingencies—Intellectual Property Litigation—Zillow” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 and “Note 10—Contingencies—Specific Matters Intellectual Property Litigation—Zillow” in the notes to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2015, each of which is incorporated by reference into this prospectus supplement. The legal expenses associated with this jury trial and post-trial motions increased our litigation settlements and contingencies expense for the first nine months of 2014. In addition, in October 2014, the court awarded NexTag’s attorney fees and costs totaling $2.3 million, which we reserved for in the third quarter of 2014. We appealed the award of NexTag’s attorney fees and costs in November 2014 and in June 2015, we reached a settlement agreement with NexTag for $1.1 million. During the first nine months of 2015, we recorded $0.7 million in income primarily due to an adjustment in the reserve for NexTag attorney fees and costs associated with this matter, partially offset by legal fees.

Income tax expense

Tax expense for the third quarter and first nine months of 2015 is primarily comprised of the federal Alternative Minimum Tax and state tax.

For the third quarter of 2015 and 2014 and for the first nine months of 2015 and 2014, the effective tax rates varied from the statutory rate primarily due to the existence of a valuation allowance that has been provided to offset our net deferred tax asset and state taxes.

There have been no changes to our valuation allowance assessment for the third quarter and first nine months of 2015.

Discontinued operations

Losses from discontinued operations are attributable to losses associated with the LendingTree Loans business, the sale of which was completed on June 6, 2012. Losses from discontinued operations were primarily due to litigation settlements and contingencies and legal fees associated with ongoing legal proceedings.

Adjusted EBITDA

We report Adjusted EBITDA as a supplemental measure to GAAP. This measure is the primary metric by which we evaluate the performance of our businesses, on which our marketing expenditures and internal budgets are based and by which management and many employees are compensated. We believe that investors should have access to the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We provide and encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures discussed below.

Definition of Adjusted EBITDA

We report Adjusted EBITDA as operating income or loss (which excludes interest expense and taxes) adjusted to exclude amortization of intangibles and depreciation, and to further exclude (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies and legal fees for certain patent litigation, (6) adjustments for acquisitions or dispositions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition-related accounting. We endeavor to compensate for the limitations of the non-GAAP measures presented by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this section, there are no adjustments for one-time items, except for $0.1 million related to an estimated settlement for unclaimed property.

Non-Cash Expenses that are Excluded from Adjusted EBITDA

Non-cash compensation expense consists principally of expense associated with grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled, on a net basis, with us remitting the required tax withholding amount from our current funds.

Amortization of intangibles are non-cash expenses relating primarily to intangible assets acquired through acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

The following table is a reconciliation of Adjusted EBITDA to net income (loss) from continuing operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in thousands)
Adjusted EBITDA	$10,999	$5,791	$28,837	$15,792
Adjustments to reconcile to net income (loss) from continuing operations:
Amortization of intangibles	(25)	(41)	(124)	(96)
Depreciation	(764)	(840)	(2,135)	(2,541)
Restructuring and severance	(28)	(7)	(422)	(232)
Loss on disposal of assets	(64)	(185)	(102)	(237)
Non-cash compensation	(1,978)	(1,786)	(6,233)	(4,823)
Estimated settlement for unclaimed property	—	—	(134)	—
Acquisition expense	(234)	(40)	(84)	(114)
Litigation settlements and contingencies	(133)	(2,338)	663	(10,430)
Interest expense	(1)	(1)	(63)	(1)
Income tax (expense) benefit	(389)	2	(968)	86

Net income (loss) from continuing operations	$7,383	$555	$19,235	$(2,596)

Financial Position, Liquidity and Capital Resources

General

As of September 30, 2015, we had $106.3 million of cash and cash equivalents and $18.6 million of restricted cash and cash equivalents, compared to $86.2 million of cash and cash equivalents and $18.7 million of restricted cash and cash equivalents as of December 31, 2014.

We expect our cash and cash equivalents and cash flows from operations to be sufficient to fund our operating needs for the next twelve months and beyond. Additionally, we expect $12.1 million of restricted cash to be released to us from escrow in December 2015. Our revolving credit facility described below is an additional potential source of liquidity.

Senior Secured Revolving Credit Facility

On October 22, 2015, our wholly-owned subsidiary, LendingTree, LLC, entered into a $125.0 million five-year senior secured revolving credit facility which matures on October 22, 2020. The proceeds of the revolving credit facility can be used to finance the working capital needs, capital expenditures and general corporate purposes, including to finance permitted acquisitions. We do not have any borrowings outstanding under the revolving credit facility.

Up to $10.0 million of the revolving credit facility will be available for short-term loans, referred to as swingline loans. Additionally, up to $10.0 million of the revolving credit facility will be available for the issuance of letters of credit. Under certain conditions, we will be permitted to add one or more term loans and/or increase revolving commitments under the revolving credit facility up to an aggregate amount of $50.0 million.

Our borrowings under the revolving credit facility bear interest at annual rates that, at our option, will be either:

•	a base rate generally defined as the sum of (i) the greater of (a) the prime rate of SunTrust Bank, (b) the federal funds effective rate plus 0.5% and (c) the LIBO rate (defined below) on a daily basis applicable for an interest period of one month plus 1.0% and (ii) an applicable percentage of 1.0% to 2.0% based on the funded debt to consolidated EBITDA ratio; or

•	a LIBO rate generally defined as the sum of (i) the rate for Eurodollar deposits in the applicable currency and (ii) an applicable percentage of 2.0% to 3.0% based on the funded debt to consolidated EBITDA ratio.

All swingline loans bear interest at the base rate defined above. Interest on our borrowings are payable quarterly in arrears for base rate loans and on the last day of each interest rate period (but not less often than three months) for LIBO rate loans.

The revolving credit facility contains certain restrictive financial covenants, which include a consolidated debt to EBITDA ratio and a consolidated EBITDA to interest expense ratio. In addition, the revolving credit facility contains customary affirmative and negative covenants in addition to events of default for a transaction of this type that, among other things, restrict additional indebtedness, liens, mergers or certain fundamental changes, asset dispositions, dividends and other restricted payments, transactions with affiliates, sale-leaseback transactions, hedging transactions, loans and investments and other matters customarily restricted in such agreements.

The revolving credit facility requires LendingTree, LLC to pledge as collateral, subject to certain customary exclusions, 100% of its assets, including 100% of its equity in all of its subsidiaries. The obligations under this facility are unconditionally guaranteed on a senior basis by LendingTree, Inc. and specific subsidiaries of LendingTree, LLC, which guaranties are secured by a pledge as collateral, subject to certain customary exclusions, of 100% of each of such guarantor’s assets, including 100% of its equity in all of its subsidiaries.

We are required to pay an unused commitment fee quarterly in arrears on the difference between committed amounts and amounts actually borrowed under the revolving credit facility equal to an applicable percentage of 0.25% to 0.5% per annum based on a consolidated debt to EBITDA ratio. We are required to pay a letter of credit participation fee and a letter of credit fronting fee quarterly in arrears. The letter of credit participation fee is based upon the aggregate face amount of outstanding letters of credit at an applicable percentage of 2.0% to 3.0% based on the consolidated debt to EBITDA ratio. The letter of credit fronting fee is .125% per annum on the face amount of each letter of credit.

We paid $1.1 million in fees and expenses to the lenders at the time of closing in October 2015.

Cash Flows from Continuing Operations

Our cash flows attributable to continuing operations are as follows:

	Nine Months Ended September 30,
	2015	2014
	(Dollars in thousands)
Net cash provided by operating activities	$31,096	$972
Net cash (used in) provided by investing activities	(4,207)	606
Net cash used in financing activities	(5,965)	(6,359)

Cash Flows from Operating Activities

Net cash provided by operating activities attributable to continuing operations in the first nine months of 2015 was $31.1 million and consisted primarily of income from continuing operations of $19.2 million, net positive adjustments for non-cash items of $8.5 million, and cash provided by working capital of $3.2 million. Adjustments for non-cash items primarily consisted of $6.4 million in non-cash compensation expense and $2.1 million of depreciation. Accounts receivable increased $11.8 million primarily due to increases in revenue. Accounts payable, accrued expenses and other current liabilities increased $15.3 million, primarily due to increased marketing expenses and an increase in accrued compensation and benefits, partially offset by the settlement of the court’s partial award of attorneys’ fees to NexTag in the Zillow patent litigation in the second quarter of 2015.

Net cash provided by operating activities attributable to continuing operations in the first nine months of 2014 was $1.0 million and consisted primarily of losses from continuing operations of $2.6 million and cash used for working capital of $4.1 million, more than offset by positive adjustments for non-cash items of $7.9 million. Adjustments for non-cash items primarily consisted of $4.9 million in non-cash compensation expense and $2.5 million of depreciation. Accounts payable, accrued expenses and other current liabilities decreased $2.8 million, primarily due to increased marketing efforts and legal fees associated with the jury trial for the Zillow patent litigation and a $1.0 million payment to settle an earnout dispute related to an acquisition, which was partially offset by a $2.2 million liability attributable to the court’s partial award of attorneys’ fees to NexTag in the Zillow patent litigation.

Cash Flows from Investing Activities

Net cash used in investing activities attributable to continuing operations in the first nine months of 2015 of $4.2 million consisted primarily of capital expenditures of $4.3 million primarily related to internally developed software.

Net cash provided by investing activities attributable to continuing operations in the first nine months of 2014 of $0.6 million consisted primarily of a decrease in restricted cash of $4.1 million, which was partially offset by capital expenditures of $3.0 million primarily related to internally developed software and a business acquisition of $0.5 million. During the first quarter of 2014, we reached and executed a settlement with the disputing party on the earnout related to an acquisition, upon which $2.0 million of cash previously held in escrow was released. Additionally, during the second quarter of 2014, we reached and executed a settlement with one of our secondary market purchasers related to loan loss obligations, upon which $2.0 million of cash previously held in escrow was released.

Cash Flows from Financing Activities

Net cash used in financing activities attributable to continuing operations in the first nine months of 2015 of $6.0 million consisted primarily of $6.1 million in withholding taxes paid by us upon surrender of shares to satisfy obligations on equity awards, the repurchase of our stock of $0.2 million and $0.1 million in dividend payments; offset by $0.5 million in excess tax benefits from stock-based award activity.

Net cash used in financing activities attributable to continuing operations in the first nine months of 2014 of $6.4 million consisted primarily of $3.6 million in employee withholding taxes paid by us upon employees’ surrender of shares to satisfy withholding obligations on equity awards and $2.5 million for the repurchase of our common stock.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements other than our operating lease obligations and funding commitments pursuant to our surety bonds.

Summary of Contractual Obligations

Effective May 2015, we renewed the lease for our principal executive office located in Charlotte, North Carolina. The following table sets forth our contractual obligations and commercial commitments as of September 30, 2015.

	Payments Due By Period as of September 30, 2015
Contractual Obligations(a)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(Dollars in thousands)
Operating lease obligations(b)	$5,644	$1,224	$2,087	$2,065	$268

Total contractual obligations	$5,644	$1,224	$2,087	$2,065	$268

(a)	Excludes potential obligations under surety bonds and the indemnification obligations, repurchase obligations and premium repayment obligations for which our HLC subsidiary continues to be liable following the sale of substantially all of the operating assets of our LendingTree Loans business in the second quarter of 2012.

(b)	Our operating lease obligations are associated with office space.

Results of Operations for the Years ended December 31, 2014, 2013 and 2012

Revenue

	Year Ended December 31,			2014 vs. 2013		2013 vs. 2012
	2014	2013	2012	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Lending:
Mortgage products	$134,137	$123,091	$59,362	$11,046	9%	$63,729	107%
Non-mortgage products	20,367	4,894	1,814	15,473	316%	3,080	170%

Total Lending	154,504	127,985	61,176	26,519	21%	66,809	109%
Other	12,846	10,632	14,620	2,214	21%	(3,988)	(27)%
Corporate	—	623	1,647	(623)	(100)%	(1,024)	(62)%

Total revenue	$167,350	$139,240	$77,443	$28,110	20%	$61,797	80%

Revenue from our lending segment increased in 2014 compared to 2013, due to increases in our mortgage products of $11.0 million and our non-mortgage products of $15.5 million. The increase in our mortgage products was primarily due to a notable increase in our purchase product, also supported by growth of our rate table offering which we launched in the first quarter of 2013 and partially offset by a modest decrease in our refinance product. Our non-mortgage products within our lending segment include the following products: personal loans, home equity, reverse mortgage and credit cards. Revenue from each of these non-mortgage products increased in 2014 compared to 2013. Our reverse mortgage product was introduced in the first quarter of 2013, our credit card offering was introduced in the second quarter of 2013 and our personal loan product was re-launched in the third quarter of 2013.

The number of consumers matched on our lending marketplace increased by 64% in 2014 compared to 2013, while our average revenue earned from marketplace lenders per matched consumer decreased by 26% in 2014 compared to 2013. The decrease in revenue earned per matched consumer was due to the increased relative contribution of our purchase and non-mortgage lending products, which have lower revenue per matched consumer rates than refinance, as well as a reduction in revenue per matched consumer in our mortgage products.

Other revenue, which includes auto, education, home services and other businesses, increased in 2014 compared to 2013, primarily due to an increase of $3.5 million in our auto business, partially offset by a decrease in our education business of $1.2 million.

Revenue from our lending segment increased significantly in 2013 compared to 2012, through an increase in the sales capacity of both new and existing marketplace lenders and the expansion of our marketing channels. In addition, 2013 revenue from our lending segment rose as a result of selling leads at market prices on our mortgage marketplace that would have been provided to LendingTree Loans before completion of its sale in June 2012 (see next paragraph). Consumers matched on our mortgage marketplace increased by 89% to 1.4 million in 2013 from 0.8 million in 2012. Additionally, as compared to 2012, our 2013 average revenue earned from marketplace lenders per matched consumer increased by 11%.

Following the June 2012 closing of the sale of our LendingTree Loans business to Discover, leads that would previously have been provided to LendingTree Loans became available for sale on our mortgage marketplace and such leads, therefore, added to revenue in our mortgage products business, with an associated increase in selling and marketing expense. Prior to the sale of our LendingTree Loans business, we did not record revenue in our mortgage products business for leads provided to LendingTree Loans. Instead, we used a cost-sharing approach for marketing expenses, whereby the mortgage products business and LendingTree Loans shared marketing expenses on a pro rata basis, based on the quantity of leads provided to marketplace lenders versus matched with LendingTree Loans.

Other revenue decreased in 2013 compared to 2012, due primarily to a notable decrease in our education business of $5.3 million, partially offset by an increase in our auto business of $1.8 million. Our education business was impacted by the increased regulation affecting clients engaged in for-profit post-secondary education services which, in turn, affected their marketing practices. Revenue from our auto business increased in 2013, primarily as a result of the addition of new lending and marketing partners.

Corporate revenue in 2013 and 2012 was primarily related to fees for certain marketing-related services provided in connection with the sale of our LendingTree Loans business. We completed these services in the second quarter of 2013.

Cost of revenue

Cost of revenue consists primarily of costs associated with compensation and other employee-related costs (including stock-based compensation) relating to internally-operated customer call centers, third-party customer call center fees, credit scoring fees, credit card fees and website network hosting and server fees.

	Year Ended December 31,			2014 vs. 2013		2013 vs. 2012
	2014	2013	2012	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Lending	$7,399	$5,469	$3,238	$1,930	35%	$2,231	69%
Other	504	613	536	(109)	(18)%	77	14%
Corporate	—	460	521	(460)	(100)%	(61)	(12)%

Total cost of revenue	$7,903	$6,542	$4,295	$1,361	21%	$2,247	52%

As a percentage of total revenue	5%	5%	6%

Lending cost of revenue increased in 2014 from 2013, primarily due to increases of $0.8 million in credit scoring fees, $0.5 million in credit card fees, $0.4 million in third-party call center fees and $0.2 million in compensation and other employee-related costs. Lending cost of revenue increased in 2013 from 2012, primarily due to increases of $0.8 million in credit card fees, $0.4 million compensation and other employee-related costs, $0.4 million in third-party customer service fees, $0.2 million in credit scoring fees, and $0.1 million in server fees. In addition, cost of revenue in 2012 benefited by $0.3 million due to the discontinuance of certain consumer incentive rebates.

Other cost of revenue decreased in 2014 compared to 2013, primarily due to decreases in third-party call center fees. Other cost of revenue increased in 2013 from 2012, primarily due to increases in server fees.

Corporate cost of revenue decreased in 2013 from 2012, primarily due to reduced costs associated with decreases in marketing-related services provided in connection with the sale of our LendingTree Loans business. These activities were completed in 2013 and, therefore, did not generate any further costs in 2014.

Total cost of revenue as a percentage of revenue remained consistent in 2014 compared to 2013.

Selling and marketing expense

Selling and marketing expense consists primarily of advertising and promotional expenditures, fees paid to lead sources and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in sales or marketing functions. Advertising and promotional expenditures primarily include online marketing, as well as television, print and radio spending. Advertising production costs are expensed in the period the related ad is first run.

	Year Ended December 31,			2014 vs. 2013		2013 vs. 2012
	2014	2013	2012	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Lending	$104,388	$83,694	$35,250	$20,694	25%	$48,444	137%
Other	8,316	7,449	13,677	867	12%	(6,228)	(46)%
Corporate	—	(22)	7	22	100%	(29)	(414)%

Total selling and marketing expense	$112,704	$91,121	$48,934	$21,583	24%	$42,187	86%

As a percentage of total revenue	67%	65%	63%

Lending selling and marketing expense increased in 2014 compared to 2013 and in 2013 compared to 2012, primarily due to increases in advertising expense of $20.2 million and $45.6 million, respectively, as discussed below. The increases in lending advertising expense, in turn, correspond to the 64% and 89% increases in consumers matched with marketplace lenders in 2014 compared to 2013, and 2013 compared to 2012, respectively. In addition, lending selling and marketing expense increased immediately following the sale of substantially all of the operating assets of our LendingTree Loans business on June 6, 2012, due to our no longer sharing the cost of such expenses with the former LendingTree Loans business. Selling and marketing expense of $6.3 million was allocated to LendingTree Loans during 2012.

Selling and marketing expense in our other businesses increased in 2014 from 2013, primarily due to increases in advertising expense of $1.3 million, partially offset by a decrease in compensation expense and benefits of $0.6 million as a result of decreases in headcount. Selling and marketing expense in our other businesses decreased in 2013 from 2012, primarily due to decreases in online and direct marketing.

Total selling and marketing expense as a percentage of revenue increased slightly in 2014 compared to 2013, primarily due to an increase in Lending selling and marketing expense relative to Lending revenues.

Advertising and promotional expense is the largest component of selling and marketing expense, and is comprised of the following:

	Year Ended December 31,			2014 vs. 2013		2013 vs. 2012
	2014	2013	2012	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Lending:
Online	$79,492	$59,464	$24,809	$20,028	34%	$34,655	140%
Broadcast	11,073	10,616	3,364	457	4%	7,252	216%
Other	4,768	5,089	1,406	(321)	(6)%	3,683	262%

Total Lending	95,333	75,169	29,579	20,164	27%	45,590	154%
Other	6,822	5,511	11,176	1,311	24%	(5,665)	(51)%

Total advertising expense	$102,155	$80,680	$40,755	$21,475	27%	$39,925	98%

We increased our online advertising expenditures in 2014 compared to 2013 and in 2013 compared to 2012, in order to generate additional mortgage lead volume to meet the demand of marketplace lenders on our mortgage marketplace. In addition, we increased our broadcast spend in 2013 compared to 2012, to support the launch of our new national advertising campaign for our LendingTree brand, which commenced in the second quarter of 2013.

We will continue to adjust selling and marketing expenditures dynamically in relation to anticipated revenue opportunities.

General and administrative expense

General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, corporate information technology, human resources and executive management functions, as well as facilities and infrastructure costs and fees for professional services.

	Year Ended December 31,			2014 vs. 2013		2013 vs. 2012
	2014	2013	2012	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Lending	$4,898	$3,629	$3,470	$1,269	35%	$159	5%
Other	3,979	2,245	2,888	1,734	77%	(643)	(22)%
Corporate	17,006	18,784	15,873	(1,778)	(9)%	2,911	18%

Total general and administrative expense	$25,883	$24,658	$22,231	$1,225	5%	$2,427	11%

As a percentage of total revenue	15%	18%	29%

Lending general and administrative expense increased in 2014 compared to 2013, primarily due to increases in compensation and benefits of $1.1 million, which includes incentive compensation and non-cash incentive compensation in addition to salaries. Additionally, computer software maintenance increased by $0.2 million in 2014 compared to 2013, partially offset by a decrease in facility costs of $0.1 million. General and administrative expense in the other businesses increased in 2014 from 2013, primarily due to increases in compensation and benefits of $0.9 million, an impairment charge on long-lived assets of $0.8 million in 2014, and loss on disposal of assets of $0.2 million in 2014, partially offset by decreases in professional fees and computer software maintenance of $0.1 million each. During 2014, a portion of our incentive compensation plan was modified and, as a result, the lending and other businesses reflect the full incentive compensation for individuals in these businesses. Prior to 2014, a portion of incentive compensation for individuals in the lending and other businesses was reflected in corporate.

Corporate general and administrative expense decreased in 2014 from 2013, primarily due to decreased compensation and benefits of $1.7 million and decreased loss on fixed assets of $0.1 million. The decrease in compensation and benefits in 2014 from 2013 is primarily due to a decrease in incentive compensation of $2.0 million, a compensation charge in 2013 of $0.9 million related to a discretionary cash bonus payment to employee stock option holders, partially offset by an increase in non cash incentive compensation of $0.6 million and an increase in salaries of $0.5 million. The decrease in incentive compensation is primarily as a result of a reduction in incentive compensation classified in corporate general and administrative expense due to the allocation discussed above. Additionally, 2013 included a one-time contribution of $0.4 million to an educational trust. These decreases were partially offset by increases in costs associated with computer software maintenance of $0.2 million, facilities of $0.1 million, travel and entertainment expenses of employees of $0.1 million and franchise taxes of $0.1 million.

Lending general and administrative expense was relatively consistent in 2013 and 2012.

General and administrative expense in our other businesses decreased in 2013 from 2012, primarily due to a decrease in loss on disposal of assets of $0.3 million and a decrease in computer maintenance of $0.2 million.

Corporate general and administrative expense increased in 2013 from 2012 due to a compensation charge of $0.9 million related to a discretionary cash bonus payment to employee stock option holders, increases in other compensation and employee-related costs, and a one-time contribution of 2013 of $0.4 million to an educational trust.

The increased general and administrative expense in 2014 was spread over proportionately greater revenue during the period, resulting in an improvement in general and administrative expense as a percentage of revenue.

Product development

Product development expense consists primarily of compensation and other employee-related costs (including stock-based compensation) that are not capitalized, for personnel engaged in the design, development, testing and enhancement of technology.

	Year Ended December 31,			2014 vs. 2013		2013 vs. 2012
	2014	2013	2012	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Lending	$6,345	$4,302	$2,277	$2,043	47%	$2,025	89%
Other	1,088	962	1,258	126	13%	(296)	(24)%
Corporate	24	—	(6)	24	100%	6	100%

Total product development	$7,457	$5,264	$3,529	$2,193	42%	$1,735	49%

As a percentage of total revenue	4%	4%	5%

Product development expense increased in 2014 compared to 2013 and in 2013 compared to 2012, as we continued to invest in internal development of new and enhanced features, functionality and business opportunities that we believe will enable us to better and more fully serve consumers and lenders. Product development expenses are comprised primarily of compensation and other employee-related costs. We increased headcount in 2014 compared to 2013, in order to support product launches such as MyLendingTree and our new business loans and student loan refinancing marketplaces. We launched new offerings in 2013, such as our LoanExplorer mortgage rate table, reverse mortgage and credit card comparison offerings, as well as enhanced existing tools and products, such as our personal loan offering and mobile experience. All of these initiatives were results of internal product development efforts.

Total product development expense as a percentage of revenue remained consistent in 2014 compared to 2013.

Depreciation

Depreciation expense has remained relatively consistent in 2014 compared to 2013 and in 2013 compared to 2012.

Litigation settlements and contingencies

Litigation settlements and contingencies consists of expenses related to actual or anticipated litigation settlements, in addition to legal fees incurred in connection with various patent litigation claims we are pursuing. During the years ended December 31, 2014 and 2013 we recorded $10.6 million and $9.0 million, respectively, in expenses. These expenses were due primarily to legal fees incurred in connection with various patent litigations we are currently pursuing. In 2012, we recognized income of $3.1 million, a majority of which was attributable to the settlement or our estimation of loss on various legal cases.

During 2014, we participated in a jury trial for the Zillow litigation described in “Note 11—Contingencies—Intellectual Property Litigation—Zillow” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 and “Note 10—Contingencies—Specific Matters Intellectual Property Litigation—Zillow” in the notes to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2015, each of which is incorporated by reference into this prospectus supplement. The legal expenses associated with this jury trial and post-trial motions increased our litigation settlements and contingencies expense for 2014. In addition, in October 2014, the court awarded NexTag attorney fees and costs totaling $2.3 million, which were recorded as litigation expense in 2014. We appealed the award of NexTag’s attorney fees and costs in November 2014 and in June 2015, we reached a settlement agreement with NexTag for $1.1 million. We will continue to incur litigation expenses on this matter relating to the appeal process, although we expect legal expenses related to this matter to decline significantly in future periods.

Income tax provision

	Year Ended December 31,
	2014	2013	2012
	(Dollars in thousands, except percentages)
Income tax benefit	$484	$453	$1,483
Effective tax rate	49.8%	40.2%	39.7%

In 2014, 2013 and 2012, the effective tax rate was higher than the 35% federal statutory rate due principally to the effect of state taxes.

Discontinued Operations

During 2014, 2013 and 2012, income from discontinued operations of $9.8 million, $4.6 million and $48.9 million, respectively, was primarily attributable to the LendingTree Loans business, the sale of which was completed on June 6, 2012. As a result, the 2012 results of discontinued operations include approximately five months of results of operations and a gain on the sale of the business of $24.4 million, net of tax. In 2013, the results of discontinued operations were primarily due to a pre-tax gain of $10.0 million for an additional purchase price payment made on the first anniversary of the sale of the business, offset by costs relating to the ongoing wind-down of the business. In 2014, results of discontinued operations were primarily due to income from an adjustment in the loan loss reserve as a result of a settlement with one of LendingTree Loans’ secondary market purchasers, partially offset by costs relating to the ongoing wind-down of the business.

Adjusted EBITDA

We report adjusted EBITDA as a supplemental measure to GAAP. This measure is the primary metric by which we evaluate the performance of our businesses, on which our marketing expenditures and internal budgets are based and by which management and many employees are compensated. We believe that investors should have access to the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We provide and encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures discussed below.

Definition of Adjusted EBITDA

We report Adjusted EBITDA as operating income or loss (which excludes interest expense and taxes) adjusted to exclude amortization of intangibles and depreciation, and to further exclude (1) non-cash compensation expense, (2) non-cash asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies and legal fees for certain patent litigation, (6) adjustments for acquisitions or dispositions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition-related accounting. We endeavor to compensate for the limitations of the non-GAAP measures presented by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this section, there are no adjustments for one-time items, except for $0.9 million related to a discretionary cash bonus payment to employee stock option holders in 2013 and a one-time contribution of $0.4 million to an educational trust in 2013.

Non-Cash Expenses that are Excluded from Adjusted EBITDA

Non-cash compensation expense consists principally of expense associated with grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled, on a net basis, with us remitting the required tax withholding amount from our current funds.

Amortization of intangibles are non-cash expenses relating primarily to intangible assets acquired through acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

The following table is a reconciliation of Adjusted EBITDA to net income (loss) for continuing operations by segment.

	Year Ended December 31, 2014
	Lending	Other	Corporate	Total
	(Dollars in thousands)
Adjusted EBITDA by segment	$33,923	$1,087	$(13,183)	$21,827
Adjustments to reconcile to net income (loss) from continuing operations:
Amortization of intangibles	—	(136)	—	(136)
Depreciation	(1,596)	(1,284)	(365)	(3,245)
Restructuring and severance	(268)	(12)	(93)	(373)
Loss on disposal of assets	(45)	(220)	(17)	(282)
Impairment of long-lived assets	—	(805)	—	(805)
Non-cash compensation	(2,404)	(1,043)	(3,830)	(7,277)
Acquisition expense	—	(60)	—	(60)
Litigation settlements and contingencies	—	(2)	(10,616)	(10,618)
Other expense, net	—	—	(2)	(2)
Income tax benefit	—	—	484	484

Net income (loss) from continuing operations	$29,610	$(2,475)	$(27,622)	$(487)

	Year Ended December 31, 2013
	Lending	Other	Corporate	Total
	(Dollars in thousands)
Adjusted EBITDA by segment	$32,572	$52	$(13,907)	$18,717
Adjustments to reconcile to net income (loss) from continuing operations:
Amortization of intangibles	—	(147)	—	(147)
Depreciation	(1,453)	(1,642)	(406)	(3,501)
Restructuring and severance	(78)	(46)	(35)	(159)
Loss on disposal of assets	—	—	(165)	(165)
Non-cash compensation	(1,681)	(689)	(3,257)	(5,627)
Discretionary cash bonus	—	—	(920)	(920)
Trust contribution	—	—	(350)	(350)
Litigation settlements and contingencies	—	(31)	(8,924)	(8,955)
Other expense, net	—	—	(19)	(19)
Income tax benefit	—	—	453	453

Net income (loss) from continuing operations	$29,360	$(2,503)	$(27,530)	$(673)

	Year Ended December 31, 2012
	Lending	Other	Corporate	Total
	(Dollars in thousands)
Adjusted EBITDA by segment	$18,316	$(2,887)	$(11,650)	$3,779
Adjustments to reconcile to net income (loss) from continuing operations:
Amortization of intangibles	—	(358)	—	(358)
Depreciation	(1,536)	(1,991)	(578)	(4,105)
Restructuring and severance	(20)	(11)	88	57
Loss on disposal of assets	(388)	(345)	(5)	(738)
Non-cash compensation	(987)	(507)	(3,093)	(4,587)
Litigation settlements and contingencies	—	—	3,101	3,101
Other expense, net	—	—	(881)	(881)
Income tax benefit	—	—	1,483	1,483

Net income (loss) from continuing operations	$15,385	$(6,099)	$(11,535)	$(2,249)

Financial Position, Liquidity and Capital Resources

General

As of December 31, 2014, we had $86.2 million of cash and cash equivalents and $18.7 million of restricted cash and cash equivalents, compared to $91.7 million of cash and cash equivalents and $26.0 million of restricted cash and cash equivalents as of December 31, 2013. We expect $12.1 million of the December 31, 2014 restricted cash noted above to be released from escrow in December 2015.

Cash Flows from Continuing Operations

Our cash flows attributable to continuing operations are as follows:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in thousands)
Net cash provided by (used in) operating activities	$9,075	$10,238	$(4,722)
Net cash provided by (used in) investing activities	2,704	647	(3,717)
Net cash used in financing activities	(7,651)	(5,983)	(11,923)

Cash Flows from Operating Activities

Net cash provided by operating activities attributable to continuing operations in 2014 was $9.1 million and consisted primarily of positive adjustments for non-cash items of $12.2 million and cash used for working capital of $2.7 million. Adjustments for non-cash items consisted primarily of $7.4 million in non-cash compensation expense and $3.2 million of depreciation. Accounts receivable increased $1.2 million primarily due to increases in revenue. Accounts payable, accrued expenses and other current liabilities decreased $1.9 million, primarily due to payments of legal fees associated with the jury trial for the Zillow patent litigation and a $1.0 million payment to settle an earnout dispute related to an acquisition consummated prior to the spin-off, which was partially offset by a $2.3 million accrual in 2014 attributable to the court’s partial award of attorneys’ fees to NexTag in the Zillow patent litigation.

Net cash provided by operating activities attributable to continuing operations in 2013 was $10.2 million and consisted primarily of positive adjustments for non-cash items of $9.8 million and cash provided by working capital of $1.2 million. Adjustments for non-cash items consisted primarily of $5.6 million in non-cash compensation expense and $3.5 million of depreciation. Accounts receivable increased $3.6 million primarily due to increases in revenue. Accounts payable, accrued expenses and other current liabilities increased $6.2 million, primarily due to increased marketing efforts and a new branding campaign.

Net cash used in operating activities attributable to continuing operations in 2012 was $4.7 million and consisted of losses from continuing operations of $2.2 million, positive adjustments for non-cash items of $9.7 million and cash used for working capital of $12.2 million. Adjustments for non-cash items primarily consisted of $4.6 million of non-cash compensation expense and $4.1 million of depreciation. Accounts receivable increased by $6.0 million, reflecting increased revenue primarily from leads that would formerly have been provided to LendingTree Loans becoming available for sale on our mortgage marketplace. Accounts payable and other current liabilities decreased by $6.1 million, as we managed our net working capital position and paid previously incurred expenses from improved cash flow.

Cash Flows from Investing Activities

Net cash provided by investing activities attributable to continuing operations in 2014 of $2.7 million consisted primarily of capital expenditures of $3.9 million and $0.7 million in payments made to acquire a business, which was more than offset by a decrease in restricted cash of $7.3 million. In 2014, we reached and executed a settlement with the disputing party on the earnout related to an acquisition, upon which $2.0 million of cash previously held in escrow was released. Additionally, in 2014, we reached and executed a settlement with one of our LendingTree Loans’ secondary market purchasers related to loan loss obligations, upon which $2.0 million of cash previously held in escrow was released. Finally, in 2014, we reached and executed a settlement with another secondary market purchaser related to loan loss obligations, upon which $3.1 million of cash previously held by such secondary market purchaser was paid out.

Net cash provided by investing activities attributable to continuing operations in 2013 of $0.6 million consisted primarily of capital expenditures of $2.8 million, which was more than offset by a decrease in restricted cash of $3.4 million. The decrease in restricted cash is associated with a reduction in the collateral requirement for certain of our surety bonds, which are required by the various states in which we currently operate or previously operated. As a result, $4.0 million of cash previously held in escrow was released.

Net cash used in investing activities attributable to continuing operations in 2012 of $3.7 million resulted primarily from capital expenditures of $2.6 million and an increase in restricted cash of $1.1 million.

Cash Flows from Financing Activities

Net cash used in financing activities attributable to continuing operations in 2014 of $7.7 million consisted primarily of the vesting and issuance of stock to employees (less withholding taxes) of $4.8 million and the repurchase of our stock of $2.6 million.

Net cash used in financing activities attributable to continuing operations in 2013 of $6.0 million consisted primarily of the vesting and issuance of stock to employees (less withholding taxes) of $2.8 million and the repurchase of our stock of $3.3 million.

Net cash used in financing activities in 2012 of $11.9 million was primarily due to a special dividend of $11.4 million, the repurchase of our stock of $0.9 million and the issuance of common stock to employees (less withholding taxes) of $0.8 million, partially offset by a decrease in restricted cash requirements of $1.2 million related to warehouse lines of credit.

BUSINESS

Our Company

We operate what we believe to be the leading online loan marketplace for consumers seeking loans and other credit-based offerings. Our online marketplace provides consumers with access to product offerings from over 400 active lenders (which we refer to as “marketplace lenders”), including mortgage loans, home equity, reverse mortgage, auto loans, credit cards, personal loans, student loans and small business loans and other related offerings. In addition, we offer tools and resources, including free credit scores, that facilitate comparison shopping for these loan and other credit-based offerings. We seek to match consumers with multiple lenders, who can provide them with competing quotes for the product they are seeking. By providing consumers access to a broad array of credit-based offerings directly from multiple lenders, rather than just multiple quotes from the same lender or indirectly through intermediaries, we believe our marketplace is differentiated from other providers operating loan comparison-shopping marketplaces.

Our strategically designed and executed advertising and marketing campaigns (which we refer to as performance marketing) promote our LendingTree brand and product offerings and are designed to attract consumers to our websites and toll-free telephone numbers. Interested consumers complete inquiry forms, providing detailed information about themselves and the loans or other offerings they are seeking. We refer to such consumer inquiries as loan requests. We then match these loan requests with lenders in our marketplace that are seeking to serve these consumers’ needs. We generate revenue from these lenders, generally at the time of transmitting a loan request to them, in the form of a match fee. In certain instances outside our mortgage business, we charge other kinds of fees, such as a closed loan or closed sale fees. In addition to our primary loan request business, LendingTree also has click and call products for which lenders pay either front end or back end fees.

We have become what we believe to be the lending marketplace of choice by providing a favorable customer experience. We are continually working to improve the customer experience through our investments in technologically-adept personnel and the use of in-market real-time testing to improve our digital platforms. Additionally, we work with our lenders, including providing training and other resources, to improve the customer experience throughout the loan process. Further, we have been building and improving our My LendingTree platform, which provides a relationship-based customer experience, rather than just a transaction-based experience.

We currently report our revenues in two product categories: (i) mortgage products, and (ii) non-mortgage products. Non-mortgage lending products include home equity loans, reverse mortgages, auto loans, credit cards, personal loans, student loans and small business loans. Non-mortgage products also include home improvement referrals, education enrollment referrals and other tools and resources, including credit repair and debt consolidation services. For the nine months ended September 30, 2015, mortgage products accounted for $118.4 million, or approximately 67% of total revenue, and non-mortgage products accounted for $57.5 million, or approximately 33% of total revenue.

Evolution and Future Growth of Our Business

At its inception, our original business was to serve consumers seeking home mortgage loans by matching them with various lenders. We launched the LendingTree brand nationally in 1998 and, over the last seventeen years, we invested significantly in this brand to gain widespread consumer recognition.

More recently, we have actively sought to expand the suite of loan and credit-based offerings we provide to consumers, in order to both leverage the applicability of the LendingTree brand as well as more fully serve the needs of consumers and lenders. We believe that consumers with existing LendingTree-branded associations will be more likely to utilize our other service offerings than those of other providers whose brands consumers may not recognize.

In June 2014, we re-launched My LendingTree, a platform that offers a personalized loan comparison-shopping experience, by providing free credit scores and credit score analysis. This new platform enables us to observe consumers’ credit profiles and then identify and alert them to loan and other credit-based offerings on our marketplace that may be more favorable than the loans they have at a given point in time. This is designed to provide consumers with measurable savings opportunities over their lifetimes.

In addition to operating our core mortgage business, we are focused on growing our non-mortgage lending businesses and developing new product offerings and enhancements to improve the experiences that consumers and lenders have as they interact with us. By expanding our portfolio of loan and credit-based offerings, we are growing and diversifying our business and sources of revenue. We intend to capitalize on our expertise in performance marketing, product development and technology, and to leverage the widespread recognition of the LendingTree brand to effect this strategy.

Lending

Consumers or small businesses seeking home mortgage loans, home equity, reverse mortgage, auto loans, credit cards, personal loans, student loans and small business loans can access our nationwide marketplace of more than 400 banks, specialty finance providers, alternative lending platforms, credit unions, loan brokers and other lenders or intermediaries online (via www.lendingtree.com) or by calling 1-800-555-TREE. We refer to these various types of lenders as our network lenders.

LendingTree does not charge consumers or small businesses for the use of our services. Revenues from our mortgage products are mostly derived from upfront match fees paid by network lenders that receive a loan request, and in some cases upfront fees for clicks or call transfers. Because a given loan request form can be matched with more than one network lender, up to five match fees may be generated from a single consumer loan request form. Revenues from our non-mortgage products are derived from upfront match fees paid on delivery of a loan request, click or call and for some marketplaces outside mortgage, other kinds of fees, such as closed loan fees. For our credit card business, we send click traffic to issuers and are paid per card approval.

Mortgage Products

Our mortgage products include our purchase and refinance products.

We partner with lenders throughout the United States to provide full geographic lending coverage and to offer a complete suite of loan offerings on our marketplace. To participate on our marketplace, lenders are required to enter into contracts with us that state the terms and conditions for such participation, although these contracts generally may be terminated for convenience by either party. We perform certain due diligence procedures on prospective new lenders, including screening against a national anti-fraud database maintained by the Mortgage Asset Research Institute, which helps manage our risk exposure. The data is utilized to determine whether a lender and its principals are eligible to participate on our marketplace and have not been convicted of and/or penalized for fraudulent activity. For the years ended December 31, 2014, 2013 and 2012, one network lender accounted for 13%, 12% and 14% of total revenue, respectively, and another network lender accounted for 11%, 12% and 11% of total revenue, respectively.

Consumers seeking mortgage loans through our loan marketplace can receive multiple conditional loan offers from participating lenders in response to a single loan request form. We refer to the process by which we match consumers and network lenders as the matching process. This matching process consists of the following steps

(1)	Loan Request. Consumers complete a single loan request form with information regarding the type of home loan product they are seeking, loan preferences and other data. Consumers also consent to a soft inquiry regarding their credit.

(2)	Loan Request Form Matching and Transmission. Our proprietary systems and technology match a given consumer’s loan request form data, credit profile and geographic location against certain pre-established criteria of network lenders, which may be modified from time to time. Once a given loan request passes through the matching process, the loan request is automatically transmitted to up to five participating network lenders.

(3)	Lender Evaluation and Response. Network lenders that receive a loan request form evaluate the information contained in it to determine whether to make a conditional loan offer.

(4)	Communication of a Conditional Offer. All matched marketplace lenders and any conditional offers are presented to the consumer upon completion of the loan request form. Consumers can return to the site and view their offer(s) at any time by logging in to their My LendingTree account. Additionally, matched lenders and offers are also sent to the email address associated with the consumer request.

(5)	Loan Processing. Consumers may then elect to work offline with relevant network lenders to provide property information and additional information bearing on their creditworthiness. If a network lender approves a consumer’s application, it may then underwrite and originate a loan.

(6)	Ongoing Consumer and Lender Support. E-mail and telephone support are provided to both network lenders and consumers during the matching and transmission process. This support is designed to provide technical assistance and increase overall satisfaction of network lenders and consumers.

We also offer consumers an alternative “short-form” matching process, which provides them with lender contact information rather than conditional offers from network lenders. This short-form process typically requires consumers to submit less data than required in connection with the matching process described above and does not involve consumer consent to an inquiry regarding credit.

In January 2013, we expanded our mortgage offerings by launching LoanExplorer, a “rate table” loan marketplace, where consumers can enter their loan and credit profile and dynamically view real-time rates from lenders without entering their contact information. Consumers then have the option of calling lenders directly, clicking through to lenders’ websites or sending data requests for lenders to follow up with them directly. We developed this offering through internal development efforts.

Non-Mortgage Products

Lending Products. Other lending products on our online marketplace include information, tools and access to multiple conditional loan offers for:

•	Home equity loans and lines of credit, which enable home owners to borrow against the equity in their home, as measured by the difference between the market value of the home and any existing loans secured by the home. Home equity loans are one-time lump sum loans, whereas a home equity line of credit reflects a line of revolving credit where the borrower has flexibility to draw down and repay the line over time.

•	Reverse mortgage loans, which are a loan product available to qualifying homeowners age 62 or older. We launched this offering in the first quarter of 2013 through internal product development efforts.

•	Personal loans, which are unsecured obligations generally carrying shorter terms and smaller loan amounts than home mortgages. We have historically operated a personal loan offering, but launched an enhanced version of this offering in the third quarter of 2013.

•	Credit cards, which include offerings from all of the major credit card issuers. We launched this offering in the second quarter of 2013.

•	Auto, which includes our auto refinance and purchase loan products. Auto loans enable consumers to purchase new or used vehicles or refinance an existing loan secured by an automobile.

•	Student Loans, which includes both new loans to finance an education and related expenses, as well as refinancing of existing loans. We launched our new student loan offering in the second quarter of 2014 and our student loan refinancing offering commenced in the fourth quarter of 2014.

•	Small business loans, which include a broad array of financing types, including but not limited to loans secured by working capital, equipment, real estate and other forms of financing, provided to small and medium-sized businesses in amounts generally up to (although sometimes exceeding) $1 million. We launched our small business loan marketplace in the third quarter of 2014.

We intend to continue adding new lending offerings for consumers and lenders on our online marketplace, in order to grow and diversify our sources of revenue. We may develop such new offerings through internal product development efforts, strategic business relationships with third parties and/or acquisitions.

Other Products. Other products also includes information, tools and access to:

•	Home improvement services, through which consumers have the opportunity to research and find home improvement professional services through our marketplace of both local and national contractors.

•	Personal credit data, through which consumers can gain insights into how prospective lenders and other third parties view their credit profiles.

•	Credit repair and debt consolidation services, through which consumers can obtain assistance improving their credit profiles, in order to expand and improve loan and other financial product opportunities available to them.

•	Various consumer insurance products, including home and automobile, through which consumers are matched with licensed insurance agents and insurance lead aggregators to obtain insurance offers.

•	Real estate brokerage services, through which consumers are matched with local realtors who can assist them in their home purchase or sale efforts.

We refer to the various purchasers of leads from our other marketplaces as lead purchasers. We generate revenue through the insurance products and real estate brokerage services through match fees paid to us by insurance companies and real estate brokers participating in our online marketplace.

Seasonality

Revenue in our lending business is subject to cyclical and seasonal trends. Home sales (and purchase mortgages) typically rise during the spring and summer months and decline during the fall and winter months, while refinancing and home equity activity is principally driven by mortgage interest rates as well as real estate values. However, in recent periods additional factors affecting the mortgage and real estate markets, including such as the 2008-2009 financial crisis and ensuing recession have impacted customary seasonal trends.

We anticipate revenue in our newer businesses to be cyclical as well, but we have limited historical data to predict the exact nature and magnitude of this cyclicality. Based on industry data, we anticipate that as our personal loan product matures we will experience less consumer demand during the fourth and first quarters of each year. Other factors affecting our businesses include macro factors such as credit availability in the market, the strength of the economy and employment.

Competition

Our lending and other businesses compete with other lead aggregators, including online intermediaries that operate network-type arrangements. We also face competition from lenders that source consumer loan originations directly through their owned and operated websites, by phone or direct mail. These companies typically operate consumer-branded websites and attract consumers via online banner ads, keyword placement on search engines, partnerships with affiliates and business development arrangements with others, including major online portals.

Product Development

We invest in the continued development of both new and existing products to enhance the experiences of consumers and lenders as they interact with us. We incurred product development costs of $11.1 million, $7.7 million and $5.6 million during the years ended December 31, 2014, 2013 and 2012, respectively, all of which was company sponsored.

Regulation and Legal Compliance

Our businesses market and provide services in heavily regulated industries through a number of different online and offline channels across the United States. As a result, we are subject to a variety of statutes, rules, regulations, policies and procedures in various jurisdictions in the United States, including:

•	Restrictions on the amount and nature of fees or interest that may be charged in connection with a loan, such as state usury and fee restrictions;

•	Restrictions imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd-Frank Act, and current or future rules promulgated thereunder, including, but not limited to, limitations on fees charged by mortgage lenders, mortgage broker disclosures and rules promulgated by the Consumer Financial Protection Bureau, which we refer to as CFPB, which was created under the Dodd-Frank Act;

•	Restrictions on the manner in which consumer loans are marketed and originated, including, but not limited to, the making of required consumer disclosures, such as the Federal Trade Commission’s Mortgage Advertising Practices, which we refer to as MAP Rules, federal Truth-in-Lending Act, which we refer to as TILA, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the federal Fair Housing Act, the federal Real Estate Settlement Procedures Act, which we refer to as RESPA, and similar state laws;

•	Restrictions on the amount and nature of fees that may be charged to lenders and real estate professionals for providing or obtaining consumer leads, such as under RESPA;

•	Restrictions on the amount and nature of fees that may be charged to consumers for real estate brokerage transactions, including any incentives and rebates that may be offered to consumers by our businesses;

•	Federal and State laws relating to the implementation of the Secure and Fair Enforcement of Mortgage Licensing Act of 2008, which we refer to as the SAFE Act, that require us to be licensed in all States and the District of Columbia (licensing requirements are applicable to both individuals and/or businesses engaged in the solicitation of or the brokering of residential mortgage loans and/or the brokering of real estate transactions);

•	State and federal restrictions on the marketing activities conducted by telephone, mail, email, mobile device or the internet, including the Telemarketing Sales Rule, which we refer to as TSR, Telephone Consumer Protection Act, which we refer to as the TCPA, state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, and the Federal Trade Commission Act and their accompanying regulations and guidelines;

•	Restrictions on the usage and storage of consumer credit information, such as those contained in the federal Fair Credit Reporting Act and the federal Credit Repair Organization Act;

•	Restrictions imposed by regulations promulgated by the Department of Education with respect to marketing activities and compensation and incentive payments in connection the recruitment and enrollment of students in higher education programs; and

•	State “Bird Dog” laws which restrict the amount and nature of fees, if any, that may be charged to consumers for automobile direct and indirect financing.

Intellectual Property

We believe that our intellectual property rights are vital to our success. To protect our intellectual property rights in our technology, products, improvements and inventions, we rely on a combination of patents, trademarks, trade secret and other laws, and contractual restrictions on disclosure, including confidentiality agreements with strategic partners, employees, consultants and other third parties. As new or improved proprietary technologies are developed or inventions are identified, we seek patent protection in the United States and abroad, as appropriate. We have two issued U.S. patents relating to our technologies, including those relating to the method and network for coordinating a loan over the internet, which expire in 2018. In March 2014, a federal jury found these two patents invalid. In November 2014, we filed a notice of appeal with respect to the jury verdict.

Many of our services are offered under proprietary trademarks and service marks. We generally apply to register or secure by contract our principal trademarks and service marks as they are developed and used. We have 44 trademarks and service marks registered with the United States Patent and Trademark Office. These registrations can typically be renewed at 10-year intervals.

We reserve and register domain names when and where we deem appropriate and we currently have approximately 430 registered domain names. We also have agreements with third parties that provide for the licensing of patented and proprietary technology used in our business.

From time to time, we are subjected to legal proceedings and claims, or threatened legal proceedings or claims, including allegations of infringement of third-party trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, the use of litigation may be necessary for us to enforce our intellectual property rights, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations.

Employees

As of September 30, 2015, we had approximately 275 employees, of which approximately 262 are full-time and 13 are temporary or part-time. None of our employees are represented under collective bargaining agreements and we consider our relations with employees and independent contractors to be good.

MANAGEMENT

The following table sets forth certain information concerning our executive officers and directors.

Name	Age*	Position(s)
Neal Dermer	46	Director
Robin Henderson	45	Director
Peter Horan	60	Director
Douglas Lebda	45	Director, Chief Executive Officer and Founder
Steven Ozonian	60	Director
Saras Sarasvathy	56	Director
Craig Troyer	46	Director
Gabriel Dalporto	44	Chief Financial Officer
Nikul Patel	43	Chief Operating Officer
Neil Salvage	42	Chief Revenue Officer
Carla Shumate	44	Chief Accounting Officer

*	As of October 28, 2015.

Neal Dermer has served as a member of our Board of Directors since June 2013. Mr. Dermer is also a member of the Compensation Committee. Mr. Dermer has served as a Vice President and the Treasurer of Liberty Interactive Corporation and Liberty Media Corporation since November 2011. He has also served as a Vice President and the Treasurer of Liberty TripAdvisor Holdings, Inc. since July 2013 and Liberty Broadband Corporation since June 2014. He has held a number of positions with Liberty Interactive and Liberty Media since 1995, and was previously an auditor with KPMG. Mr. Dermer has held an active Certified Public Accountant license since 1992. Mr. Dermer was nominated to our Board of Directors by Liberty Interactive in accordance with the terms of an agreement among us, Liberty Interactive and others known as the Spinco Agreement. As the treasurer of a number of public companies and as a Certified Public Accountant, Mr. Dermer brings in-depth business, executive management, financial and capital markets experience to our Board of Directors.

Robin Henderson has served as a member of our Board of Directors since November 2014. Ms. Henderson is also a member of the Executive Committee and Audit Committee. Ms. Henderson is Senior Director, Private Capital Group, of RXR Realty, which owns and manages over $6.5 billion of real estate comprised of 108 properties containing 20 million square feet. Ms. Henderson joined RXR in February 2010. She is responsible for sourcing institutional capital partners for both RXR’s asset level joint ventures and discretionary funds. Since joining RXR, Ms. Henderson has led the effort in raising approximately $2.7 billion of equity to fund RXR’s New York City office portfolio. From May 1998 to December 2009, Ms. Henderson was with Wachovia Securities, ultimately serving as Vice President within Real Estate Corporate Finance with a focus in Real Estate Private Equity. Ms. Henderson brings to our Board of Directors extensive real estate industry, finance and capital markets experience. Ms. Henderson also provides our Board of Directors with extensive executive and management experience.

Peter Horan has served as a member of our Board of Directors since August 2008. Mr. Horan is also Chair of our Compensation Committee, Chair of our Nominating Committee and a member of our Audit Committee. Mr. Horan is currently the founder of Horan Media Tech Advisors. He previously served as President and Chief Operating Officer of Answers Corporation. He was previously Executive Chairman of SocialChorus, a provider of software to automate and streamline social influence marketing. He previously served as Chairman of Goodmail Systems, Inc., a provider of e-mail authentication services, from February 2010 to February 2011, and he served as Chief Executive Officer of that company from May 2008 until February 2010. Mr. Horan has made investments in, and severed on the board of directors of, several private companies.

Prior to that, Mr. Horan served as Chief Executive Officer of IAC/InterActiveCorp Media & Advertising from January 2007 to June 2008. Prior to joining IAC, Mr. Horan served as Chief Executive Officer of AllBusiness.com, Inc., which operates a website providing advice for small businesses, About.com, Inc., an internet resource providing expert advice on a wide variety of topics, and DevX.com, Inc., a provider of technical information, tools and services for IT professionals developing corporate applications. Additionally, Mr. Horan served in senior management roles at International Data Group, a technology media, events and research company, including its Computerworld publication for IT leaders. Prior to that, Mr. Horan spent more than 15 years in senior account management roles at leading advertising agencies, including BBDO and Ogilvy & Mather. Mr. Horan is a member of the Board of Directors of Merchant Circle, a private company that helps people find local merchants, Purch Inc., a private media company, and Outdoor Projects LLC.

Mr. Horan brings to our Board of Directors his diverse executive and management experience as well as a significant knowledge of the Internet media and advertising industries. He also provides our Board of Directors with financial reporting expertise and a unique perspective from his experience in account management positions in the advertising industry.

Douglas Lebda is our Chairman, Chief Executive Officer and a member of our Board of Directors and has served in such capacities since January 2008. Mr. Lebda is also a member of our Executive Committee. Previously, Mr. Lebda served as President and Chief Operating Officer of IAC/InterActiveCorp from January 2006 to August 2008, when the company was spun-off from IAC/InterActiveCorp. Prior to that, Mr. Lebda served in roles as Chief Executive Officer, President and Chairman of the Board of Directors of LendingTree, LLC, which he founded in June 1996. Before founding LendingTree, Mr. Lebda worked as an auditor and consultant for PricewaterhouseCoopers. Mr. Lebda was a member of the Board of Directors of Eastman Kodak. In January 2012, Eastman Kodak filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code.

Mr. Lebda, the founder of LendingTree, LLC, provides our Board of Directors with a vital understanding and appreciation of the company’s business and history. His experience as Chief Operating Officer of IAC/InterActiveCorp, a large conglomerate of Internet companies, as well as his financial and accounting expertise, also qualify him to serve on our Board of Directors. Mr. Lebda also brings to our Board of Directors a valuable understanding of the role played by directors of publicly-held companies due to his service on the board of Eastman Kodak.

Steven Ozonian has served as a member of our Board of Directors since June 2011. Mr. Ozonian is Chair of our Executive Committee, Chair of our Audit Committee and a member of our Nominating Committee. Mr. Ozonian currently serves as President of the Williston Financial Group. He previously served as a member of our Board of Directors from August 2008 to November 2010. He resigned from the Board of Directors effective November 1, 2010 to join our company as Chief Executive Officer of its proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®. On March 15, 2011, we announced that we had finalized a plan to close all of the field offices of RealEstate.com and, on March 31, 2011, Mr. Ozonian resigned from his position as Chief Executive Officer of the division. Prior to his employment at our company, Mr. Ozonian served as the Executive Chairman of Global Mobility Solutions, an employee mobility provider, from 2005 to 2010. Mr. Ozonian has held other high level positions in the homeownership industry including Chairman and CEO of Prudential’s real estate and related businesses, CEO of Realtor.com and National Homeownership Executive for Bank of America. Mr. Ozonian provides our Board of Directors with valuable large public company leadership experience and mergers and acquisitions expertise. He has significant executive experience and a deep understanding of the functions of a board of directors acquired through service as chairman of other corporations.

Saras Sarasvathy is the Isidore Horween Research Professor at University of Virginia’s Darden Graduate School of Business. Her research focuses on high performance entrepreneurship ranging from starting and growing new ventures to creating and fostering high value partnerships that result in enduring and innovative businesses. Sarasvathy has also worked with thousands of entrepreneurs around the world and has helped train hundreds of entrepreneurship educators and growth-oriented service providers. Through her research and practical experience co-founding five ventures of her own, Sarasvathy brings to our company valuable insights and best practices for the development of new products and a global understanding of innovative funding mechanisms.

Craig Troyer has served as a member of our Board of Directors since July 2014. Mr. Troyer has served as a Vice President and Deputy General Counsel of Liberty Interactive Corporation and Liberty Media Corporation since November 2011. He has held a number of positions with Liberty Interactive since October 2005. Prior to joining Liberty Interactive, he was a corporate transactional attorney with Baker Botts, L.L.P. Mr. Troyer is a graduate of the University of Oklahoma and the University of Chicago Law School. Mr. Troyer was nominated to our Board of Directors by Liberty Interactive in accordance with the terms of the Spinco Agreement. Mr. Troyer brings extensive experience in business and corporate transactions to the Board.

Gabriel Dalporto has served as the Company’s Chief Financial Officer since June 2015. Prior to that, he served as the Company’s Chief Marketing Officer since April 2011 and also as President of Mortgage since March 2013, and was designated by our Board of Directors as an executive officer in February 2012. Before joining the Company, Mr. Dalporto served as Founder and Chief Executive Officer of Atomic Financial, Inc., a startup online investing platform, from January 2010 to April 2011. He served as Chief Marketing and Strategy Officer of Zecco Holdings, Inc., an online brokerage company, from January 2007 to December 2009. Mr. Dalporto served as Vice President at E*Trade Financial from August 2004 to November 2006 and as Vice President at JPMorgan Chase from September 2003 to July 2004.

Nikul Patel has served as the Company’s Chief Operating Officer since June 2015. Prior to that, Mr. Patel served as the Company’s Chief Product Officer and Chief Technology Officer from February 2013 to June 2015. He joined the Company in June 2012 as Senior Vice President of Product. Mr. Patel is responsible for product management, product engineering, information technology and information security at the Company. Prior to joining the Company, Mr. Patel served as President of Home-Account.com, a Silicon Valley start-up with an online mortgage shopping experience, following its acquisition by Bills.com in July 2010 until June 2012. Prior to such acquisition, Mr. Patel served as Chief Operating Officer and Vice President—Products of Home-Account.com from May 2009 to July 2010. From 1997 to 2008, Mr. Patel held various senior management roles involving technology product and services at Intel Corporation. In addition, Mr. Patel co-founded Movoto.com, an online real estate shopping website, in 2005. Mr. Patel received his Masters of Business Administration with honors from the Wharton School of the University of Pennsylvania and his Masters of Science in Computer Engineering from Florida Atlantic University.

Neil Salvage has served as the Company’s Chief Revenue Officer since June 2015. Prior to that, Mr. Salvage had served as General Manager of the LendingTree Home Pros business since July 2013. Prior to joining the Company, Mr. Salvage served as Head of Digital Sales for CBS Television and Radio, Executive Vice President of CityGrid Media and Vice President of Yellowpages.com. He also is frequently featured as a panelist at many industry conferences, including Kelsey Group, Association of Directory Marketing, Inc. and Search Engine Strategies. Mr. Salvage holds two Bachelor of Science degrees from the University of South Carolina in each of Business Administration and Management. Mr. Salvage also holds an M.S. degree in Computer Resources and Information Management from Webster University.

Carla Shumate joined the Company in December 2012 and, since January 31, 2013, has served as the Company’s Chief Accounting Officer and principal accounting officer. Ms. Shumate joined the Company from King Pharmaceuticals, Inc. where she held various positions from 2001 until 2012, including Senior Vice President and Controller since 2005. Previously, Ms. Shumate held various positions with PricewaterhouseCoopers LLP from 1993 until 2000, including Manager from 1998 until 2000. Ms. Shumate received her Bachelor of Science degree in Accounting from Wake Forest University and has been a Certified Public Accountant since 1997.

SELLING STOCKHOLDER

The following table sets forth information regarding the number of shares of our common stock owned by the selling stockholder before the offering, the number of shares being sold by the selling stockholder in the offering and the number of shares to be owned by the selling stockholder after the offering. Beneficial ownership is reported as of October 28, 2015. Unless otherwise indicated, the selling stockholder named in the table holds the shares set forth opposite that person’s name as of October 28, 2015, and has sole voting and sole investment power with respect to the shares, subject to community property laws, where applicable.

	Shares Before Offering				Shares After Offering
Selling Stockholder	Shares		% of Class	Shares Offered Hereby	Shares	% of Class
Douglas Lebda(1)	2,786,259	(2)	22.4	125,000	2,661,259	20.2

(1)	Mr. Lebda is our Chairman, Chief Executive Officer and a member of our Board of Directors and has served in such capacities since January 2008. Mr. Lebda is also a member of our Executive Committee.

(2)	Includes 776,752 shares subject to options exercisable within 60 days of October 28, 2015 and 45,374 shares held by a family trust.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. The number of shares available for future sale in the public market is subject to legal and contractual restrictions, some of which are described below. The expiration of these restrictions will permit sales of substantial amounts of our common stock in the public market, or could create the perception that these sales may occur, which could adversely affect the prevailing market price of our common stock. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

Sale of Restricted Shares

Upon completion of this offering, we will have 12,266,850 shares of common stock outstanding. Of these shares of common stock, the 725,000 shares of common stock being sold by us in this offering and all of our other outstanding shares of common stock will be freely tradable without restriction under the Securities Act, except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which we refer to as Rule 144, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below.

Rule 144

The shares of our common stock being sold in this offering will generally be freely tradable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of shares of our common stock outstanding which will equal approximately 122,668 shares after this offering; or

•	the average weekly reported trading volume of our common stock on The NASDAQ Stock Market for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner-of-sale provisions, a six-month holding period requirement for restricted securities, notice requirements and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least one year beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of common stock under Rule 144 without regard to the public information requirements of Rule 144.

Stock Plans

We have filed registration statements on Form S-8 and Form S-3 under the Securities Act to register shares of our common stock issued or reserved for issuance under our stock option plans and may file additional registration statements on Form S-8 to register any additional shares that may be issuable under our stock option plans. Accordingly, shares registered under such registration statement are available for sale in the open market unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described below.

Lock-Up Agreements

We, each of our executive officers and directors and the selling stockholder have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of the shares of common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of common stock during the period from the date this prospectus continuing through the date that is 90 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. See “Underwriting.” Notwithstanding the foregoing, certain individuals may sell up to an aggregate of 12,000 shares at any time. Liberty Interactive will not be entering into a lock-up agreement in connection with this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax consequences to non-U.S. holders, as defined below, of the purchase, ownership and disposition of shares of our common stock. This summary deals only with non-U.S. holders of shares of common stock that purchase the shares in the offering and will hold such shares as capital assets (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, or the Code.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is not a partnership or investor therein and is not any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

This summary is based upon provisions of the Code, U.S. Treasury regulations promulgated under the Code, rulings and other administrative pronouncements, and judicial decisions, all as of the date hereof. These authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not significantly alter the tax considerations described in this summary. This summary does not address all aspects of U.S. federal income taxation and does not deal with non-U.S., state, local, alternative minimum, gift and estate, or other tax considerations, including the Medicare tax on certain investment income, that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not describe the U.S. federal income tax consequences applicable to you if you are subject to special treatment under U.S. federal income tax laws (including, without limitation if you are a U.S. expatriate or U.S. expatriated entity or subject to the U.S. anti-inversion rules, a bank or other financial institution, an insurance company, a tax-exempt entity, a broker, dealer, or trader in securities, commodities or currencies, a regulated investment company, a real estate investment trust, a “controlled foreign corporation,” a “passive foreign investment company,” a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a corporation that accumulates earnings to avoid U.S. federal income tax, a person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or risk reduction transaction).

We have not sought and do not plan to seek any rulings from the U.S. Internal Revenue Service, or the IRS, regarding the statements made and the conclusions reached in this summary. There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the ownership or disposition of shares of our common stock that differ from those discussed in this summary.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisor.

This summary is for general information only and is not intended to constitute a complete description of all U.S. federal income tax consequences for non-U.S. holders relating to the purchase, ownership and disposition of shares of our common stock. If you are considering the purchase of shares of our common stock, you should consult your tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of shares of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law discussed in this summary or under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying cash dividends. In the event that we do make distributions of cash or property (other than certain stock distributions) with respect to our common stock, any such distributions will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent any such distributions exceed both our current and our accumulated earnings and profits, such excess amount will be allocated ratably among each share of common stock with respect to which the distribution is paid and will first be treated as a tax-free return of capital reducing your adjusted tax basis in our common stock, but not below zero, and thereafter will be treated as gain from the sale or other taxable disposition of such stock, the treatment of which is discussed under “Gain on Disposition of Shares of Common Stock.” Your adjusted tax basis in a share of our common stock is generally your purchase price for such share, reduced by the amount of any such prior tax-free returns of capital (but not below zero).

Dividends paid to a non-U.S. holder generally will be subject to a U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends generally will be required (a) to properly complete IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits, or (b) if such holder’s shares of our common stock are held through certain foreign intermediaries or foreign partnerships, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. This certification must be provided to us or our paying agent prior to the payment to you of any dividends and must be updated periodically, including upon a change in circumstances that makes any information on such certificate incorrect.

Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) generally will not be subject to the aforementioned withholding tax, provided certain certification and disclosure requirements are satisfied (including providing a properly completed IRS Form W-8ECI or other applicable IRS Form W-8). Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates in generally the same manner as if the non-U.S. holder were a U.S. person as defined under the Code, unless an applicable income tax treaty provides otherwise. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on earnings and profits attributable to dividends that are effectively connected with its conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to its U.S. permanent establishment), subject to adjustments.

A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Shares of Common Stock

Subject to the discussions below on backup withholding and FATCA (as defined below), any gain realized by a non-U.S. holder on the sale or other disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition, and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our common stock, and certain other conditions are met.

In the case of a non-U.S. holder described in the first bullet point above, any net gain derived from the disposition generally will be subject to U.S. federal income tax under graduated U.S. federal income tax rates on a net income basis in generally the same manner as if the non-U.S. holder were a U.S. person as defined under the Code, unless an applicable income tax treaty provides otherwise. Additionally, a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or, if an income tax treaty applies, at such lower rate as may be specified by the treaty on its gains attributable to its U.S. permanent establishment), subject to adjustments. Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a 30% tax on any gain derived from the disposition, which may be offset by certain U.S. source capital losses provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses, even though the individual is not considered a resident of the United States under the Code. With respect to the third bullet point above, we believe we are not and, although no assurance can be given, do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes. If we are, or become, a U.S. real property holding corporation, then, as long as our common stock is regularly traded on an established securities market, a non-U.S. holder will generally not be subject to U.S. federal income tax on the disposition of our common stock so long as the non-U.S. holder has not held more than 5% (actually or constructively) of our total outstanding common stock at any time during the shorter of the five-year period preceding the date of such disposition or such non-U.S. holder’s holding period. You should consult your own tax advisor about the consequences that could result if we are, or become, a U.S. real property holding corporation.

Information Reporting and Backup Withholding

The amount of dividends paid to each non-U.S. holder, and the tax withheld with respect to such dividends generally will be reported annually to the IRS and to each such holder, regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder generally will be subject to backup withholding (currently at a rate of 28%) for dividends paid to such non-U.S. holder on shares of our common stock unless such holder certifies under penalty of perjury (usually on an IRS Form W-8BEN or W-8BEN-E) that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption. The backup withholding rules do not apply to payments to entities that are classified as corporations for U.S. federal income tax purposes.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-United States financial institutions and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, we and the selling stockholder have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholder, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBC Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.
Guggenheim Securities, LLC
Needham & Company, LLC
Stephens Inc.

Total	850,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholder that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and to the selling stockholder. We will not receive any of the proceeds from the sale of shares to be offered by the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of our common stock.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 127,500 additional shares of common stock at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and the selling stockholder, and our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into or exercisable or exchangeable for common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell, contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant to purchase any common stock;

•	otherwise transfer or dispose of any common stock;

•	file or cause to be filed any registration statement in connection therewith, under the Securities Act; or

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exercisable or exchangeable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Notwithstanding the foregoing, certain individuals may sell up to an aggregate of 12,000 shares at any time. Liberty Interactive will not be entering into a lock-up agreement in connection with this offering.

Nasdaq Global Select Market Listing

The shares are listed on the Nasdaq Global Select Market under the symbol “TREE.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. Other than the prospectus and prospectus supplement in electronic format, the information on any websites of the underwriters and any information contained on any other website maintained by any of the underwriters is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by the underwriters or us and should not be relied upon by investors.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each member state of the European Economic Area, each a “Member State,” no offer of ordinary shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares referred to in (a) to (c) above may result in a requirement for our company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of ordinary shares is made or who receives any communication in respect of an offer of ordinary shares, or who initially acquires any ordinary shares will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and our company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any ordinary shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the ordinary shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

Our company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for our company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither our company nor the representatives have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for our company or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, which we refer to as SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, our company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA which we refer to as FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, which we refer to as CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, which we refer to as the DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, which we refer to as ASIC, in relation to the offering.

This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, which we refer to as the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of common stock offered hereby have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of common stock offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of common stock offered hereby may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock offered hereby are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(c)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(d)	where no consideration is or will be given for the transfer;

(e)	where the transfer is by operation of law;

(f)	as specified in Section 276(7) of the SFA; or

(g)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The shares of common stock offered hereby may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and selected other legal matters in connection with the offering will be passed upon for us by the law firm of Sheppard, Mullin, Richter & Hampton, LLP, San Diego, California. Certain legal matters relating to this offering will be passed upon for the underwriters by the law firm of O’Melveny & Myers LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, any of those reports and any other documents we file with the SEC. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC’s internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file their reports with the SEC electronically.

This prospectus supplement is part of a registration statement that we filed with the SEC. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all of the information that is included in the registration statement. The registration statement contains more information regarding us and our securities, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate” information that we file with the SEC in other documents into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring to any of those other documents that contain that information. Any information that we incorporate by reference into this prospectus supplement or the accompanying prospectus is considered part of this prospectus.

Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement automatically modifies and supersedes previously filed information, including information that has been incorporated by reference into this prospectus supplement from previously filed documents or reports, to the extent the new information differs from or is inconsistent with the old information. Any statement so modified will be deemed to constitute a part of this prospectus supplement only as so modified, and any statement so superseded will be deemed to have ceased to constitute a part of this prospectus supplement.

We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus supplement is a part, other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on March 16, 2015;

•	portions of our Proxy Statement, as filed with the SEC on April 30, 2015, for the Annual Meeting of Stockholders held on June 10, 2015 that have been incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, as filed with the SEC on April 30, 2015, for the quarter ended June 30, 2015, as filed with the SEC on August 5, 2015 and for the quarter ended September 30, 2015, as filed with the SEC on October 26, 2015;

•	our Current Reports on Form 8-K, as filed with the SEC on January 5, 2015, June 11, 2015 (other than Item 7.01 of such report) and August 3, 2015 (other than Item 2.02 of such report); and

•	the description of our common stock in our registration statement on Form 8-A filed with the SEC on August 5, 2008, including any amendment or report filed for the purpose of updating such description.

Nothing in this prospectus supplement shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

Information in this prospectus supplement supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus supplement and the incorporated documents.

We will provide a copy of any document incorporated by reference into this prospectus supplement, and any exhibits to the registration statement of which this prospectus supplement is a part, to each person, including any beneficial owner of our shares, to whom a prospectus supplement is delivered, upon the written or oral request of such person. Requests should be made to:

LendingTree, Inc.

11115 Rushmore Drive

Charlotte, North Carolina 28277

Attention: Corporate Secretary

In order to ensure timely delivery of the documents incorporated by reference in this prospectus supplement, any request should be made no later than five business days prior to the date on which you plan to make a final investment decision. These filings and reports can also be found our corporate website at www.lendingtree.com and our investor relations website at www.investor-relations.tree.com. The information contained on (or accessible through) our website does not constitute a part of this prospectus supplement.

PROSPECTUS

LendingTree, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Subscription Rights

Units

We may from time to time offer and sell any of the securities described in this prospectus, either individually or in combination. In addition, any selling stockholders identified in this prospectus, or any of their transferees, donees, pledgees or other successors, may offer and sell from time to time shares of common stock.

This prospectus provides a general description of the securities we may offer. Each time we or any selling stockholders sell securities under this prospectus, we will provide specific terms related to such sales in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings.

The prospectus supplement, and any documents incorporated by reference, may also add, update or change information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement, any documents incorporated by reference and any related free writing prospectus before buying any of the securities being offered. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We or any selling stockholders may sell these securities directly, through underwriters, dealers or agents as designated from time to time, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of these securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable fees, commissions or discounts. We will not receive any proceeds from the sale of common stock by the selling stockholders.

Our common stock is currently quoted on the NASDAQ Global Select Market under the symbol “TREE.” The applicable prospectus supplement will contain information, where applicable, as to any other listing of the securities covered by the applicable prospectus supplement. On October 30, 2015, the last reported sale price per share of our common stock on the NASDAQ Global Select Market was $121.36.

An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” commencing on page 3 of this prospectus and the discussion of these risks in the sections entitled “Risk Factors” in our most recent annual report on Form 10-K and in the quarterly reports on Form 10-Q, in each case, incorporated by reference in this prospectus, as well as in any applicable prospectus supplement.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. We urge you to read the entire prospectus, any amendments or supplements, any free writing prospectuses, and any documents incorporated by reference carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 2, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell, either individually or in combination, in one or more offerings, any combination of the securities described in this prospectus. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus.

In addition, selling stockholders may use this shelf registration statement to sell shares of our common stock from time to time. We will not receive any proceeds from the sale of shares by any selling stockholders. The selling stockholders may deliver a supplement with this prospectus, if required, to update the information contained in this prospectus. The selling stockholders may sell their shares of common stock through any means described in the section entitled “Plan of Distribution” or described in any accompanying prospectus supplement. As used herein, the term “selling stockholders” includes the selling stockholders and any of their transferees, donees, pledgees or other successors.

You should read this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering together with additional information described under the heading “Where You Can Find More Information,” “Cautionary Note Regarding Forward-Looking Statements” and “Information Incorporated by Reference” below before investing in any of the securities being offered. The information appearing in this prospectus, any applicable prospectus supplement or any free writing prospectus is accurate only as of the date of such document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in that prospectus supplement. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information we have provided or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted.

This prospectus contains summaries of certain provisions of documents. All of the summaries are qualified in their entirety by the actual documents. Copies of some of these documents have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purposes of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

In this prospectus, unless otherwise indicated, “our company,” “we,” “us,” “LendingTree,” or “our” refer to LendingTree, Inc., a Delaware corporation, and its consolidated subsidiaries.

PROSPECTUS SUMMARY

This prospectus summary highlights certain information about our company and other information contained elsewhere in this prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, any prospectus supplement, including the section entitled “Risk Factors,” and the documents incorporated by reference into this prospectus, before making an investment decision.

OUR BUSINESS

LendingTree, Inc., formerly known as Tree.com, Inc., is the parent of LendingTree, LLC and several companies owned by LendingTree, LLC.

We operate what we believe to be the leading online loan marketplace for consumers seeking loans and other credit-based offerings. Our online marketplace provides consumers with access to product offerings from over 400 active lenders (which we refer to as “marketplace lenders”), including mortgage loans, home equity, reverse mortgage, auto loans, credit cards, personal loans, student loans and small business loans and other related offerings. In addition, we offer tools and resources, including free credit scores, that facilitate comparison shopping for these loan and other credit-based offerings. We seek to match consumers with multiple lenders, who can provide them with competing quotes for the product they are seeking. By providing consumers access to a broad array of credit-based offerings directly from multiple lenders, rather than just multiple quotes from the same lender or indirectly through intermediaries, we believe our marketplace is differentiated from other providers operating loan comparison-shopping marketplaces.

CORPORATE INFORMATION

Our executive offices are located at 11115 Rushmore Drive, Charlotte, North Carolina 28277 and our telephone number at that address is (704) 541-5351. Our corporate website is www.lendingtree.com and we maintain an investor relations website at investor-relations.tree.com. Information contained on any of our websites or that can be accessed through our websites are not incorporated by reference in, and do not constitute a part of, this prospectus.

THE OFFERING

We may offer and sell, from time to time, common stock, preferred stock, debt securities, warrants, subscription rights or units, in one or more offerings and in any combination thereof. In addition, the selling stockholders may sell shares of our common stock. This prospectus provides you with a general description of the securities we may offer and the selling stockholders may offer. Except in the case of certain offers and sales by the selling stockholders in circumstances described under “Plan of Distribution,” this prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement. We will not receive any proceeds from the sale of common stock by the selling stockholders.

LISTING

Our common stock is currently quoted on the NASDAQ Global Select Market, under the symbol “TREE.”

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you make a decision to invest in our securities, you should consider carefully the risks described in the section entitled “Risk Factors” contained in the applicable prospectus supplement and in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as well as any amendment or update thereto reflected in subsequent filings with the SEC or in any current report on Form 8-K and in the other documents that we file with the SEC from time to time. The risks and uncertainties described in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. Our business, results of operations or financial condition could be seriously harmed, and the trading price of our securities may decline, due to any of these or other risks.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Forward-looking statements reflect current views about future events and are based on our currently available financial, economic and competitive data and on current business plans. Actual events or results may differ materially depending on risks and uncertainties that may affect our operations, markets, services and other factors.

Statements in this prospectus and the documents incorporated by reference in this prospectus concerning our anticipated financial performance, business prospects and strategy; anticipated trends and prospects in the various industries in which our businesses operate; new products, services and related strategies; and other similar matters are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “assumption” or the negative of these terms or other comparable terminology.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Before deciding to purchase our securities, you should carefully consider such risks, including those factors listed in “Risk Factors” set forth herein and elsewhere in this prospectus and the documents incorporated by reference in this prospectus and in other documents that we file with the SEC from time to time.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus unless required by applicable law.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities offered hereunder, if any, for general corporate purposes, which may include working capital, capital expenditures, acquisitions, repurchases of our common stock and refinancing or repayment of indebtedness.

When specific securities are offered, the prospectus supplement relating thereto will set forth our intended use of the net proceeds that we receive from the sale of such securities. Pending the application of the net proceeds, we may invest the proceeds in marketable securities and short-term investments.

We will not receive any proceeds from the sale of common stock by the selling stockholders pursuant to this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES(1)

The following table sets forth our ratio of earnings to fixed charges for each of the periods presented:

	Fiscal Year Ended December 31,					Nine Months Ended September 30, 2015
	2010	2011	2012	2013	2014
	(in thousands, except ratios)
Ratio of earnings to fixed charges	*	*	*	*	*	48.4
Additional earnings required to have a one-to-one ratio of earnings to fixed charges	$33,545	$61,477	$3,732	$1,126	$971	—

(1)	We do not calculate a ratio of earnings to combined fixed charges and preferred stock dividends at this time because no shares of our preferred stock are issued and outstanding. If we offer shares of preferred stock under this prospectus we will, at that time, provide a ratio of earnings to combined fixed charges and preferred stock dividends in the applicable prospectus supplement.
*	Ratio of earnings to fixed charges was less than one-to-one for this period.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any prospectus supplement, summarizes the material terms and provisions of the common stock and preferred stock that we or any selling stockholders may offer pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the particular prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our current certificate of incorporation, as amended to date, and our by-laws, which have been filed with the SEC and are incorporated herein by reference. The terms of these securities may also be affected by the Delaware General Corporation Law, which we refer to as the DGCL. The summary below and any update which may be contained in any prospectus supplement is qualified in its entirety by reference to our certificate of incorporation, as amended to date, and our by-laws, as either may be amended from time to time after the date of this prospectus, but before the date of any such prospectus supplement.

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of October 28, 2015, we had 11,541,850 shares of common stock outstanding, excluding treasury shares, and no shares of preferred stock outstanding.

Common Stock

Dividends. Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose.

Voting Rights. Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders, except that holders of common stock are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to our certificate of incorporation. Holders of shares of common stock do not have cumulative voting rights. In other words, a holder of a single share of our common stock cannot cast more than one vote for each position to be filled on our board of directors.

Other Rights. In the event of our liquidation, dissolution or winding up, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. Shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to preemptive rights.

Fully Paid. The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors, without further action by the holders of our common stock, may issue shares of preferred stock. The board of directors is vested with the authority to fix the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock.

A prospectus supplement relating to a series of preferred stock will describe terms of that series of preferred stock, including:

•	the designation and stated value of that series;

•	the number of shares of preferred stock we are offering;

•	the initial public offering price at which the shares of preferred stock will be sold;

•	the dividend rate of that series, the conditions and dates upon which those dividends will be payable, whether those dividends will be cumulative or noncumulative, and, if cumulative, the date from which dividends will accumulate;

•	the process for any auction and remarketing, if any;

•	the relative ranking and preferences of that series as to dividend rights and rights upon any liquidation, dissolution or winding up of the affairs of our company;

•	any redemption, repurchase or sinking fund provisions;

•	any conversion or exchange rights of the holder or us;

•	any voting rights;

•	any preemptive rights;

•	any restrictions on transfer, sale or other assignment;

•	any restrictions on further issuances;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	any application for listing of that series on any securities exchange or market;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, that series of preferred stock.

Restrictions on Payment of Dividends

We are incorporated in Delaware and governed by Delaware law. Delaware law allows a corporation to pay dividends only:

•	out of surplus, as determined under Delaware law; or

•	in case there is no such surplus, out of the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The revolving credit facility we entered into on October 22, 2015, which is described more fully in the documents incorporated herein by reference, also contains contractual restrictions on our ability to pay dividends.

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL, which we refer to as Section 203, prohibits certain transactions between a Delaware corporation and an “interested stockholder.” Generally, an “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision, if applicable, prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors before the stockholder became an interested stockholder; (2) the interested stockholder acquired at least 85% of the voting power (as calculated pursuant to Section 203) of the corporation in the transaction in which the stockholder became an interested stockholder; or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the outstanding voting stock not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply in certain circumstances, including if the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. If such a provision is adopted by an amendment to the corporation’s certificate of incorporation, the amendment will be effective immediately if, among other requirements, the corporation has never had a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. If this and other requirements are not satisfied, the amendment will not be effective until 12 months after its adoption and will not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption.

LendingTree’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. Therefore, in accordance with Section 203, the restrictions on certain business combinations in Section 203 do not currently apply in respect of LendingTree.

Anti-takeover Effects of our Certificate of Incorporation and By-laws and Delaware Law

Some provisions of our certificate of incorporation and by-laws and certain provisions of Delaware law could make the following more difficult:

•	an acquisition of LendingTree by means of a tender offer;

•	an acquisition of LendingTree by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

Size of Board and Vacancies

Our certificate of incorporation and by-laws provide that, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors on our board of directors will be fixed exclusively by the board of directors. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the directors then in office, though less than a quorum.

Elimination of Stockholder Action by Written Consent

Our certificate of incorporation and by-laws expressly eliminate the right of stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our certificate of incorporation and by-laws, stockholders are not entitled to call special meetings of stockholders. Only a majority of our board of directors or specified individuals may call such meetings.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In particular, stockholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our principal executive office not later than 60 or more than 90 days prior to the first anniversary of the date for the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held during the preceding year, notice by the stockholder, to be timely, must be delivered no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Moreover, in the event that the number of directors to be elected to the board of directors is increased and we make no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 55 days prior to the first anniversary of the date for the preceding year’s annual meeting of stockholders, the stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the corporate secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first made such public announcement.

Undesignated Preferred Stock

The authorization in our certificate of incorporation with respect to the issuance of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. The provision in our certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Indemnification Provisions

The following provisions of Delaware law and our certificate of incorporation and by-laws govern the indemnification of our directors and officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation – a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL prohibits provisions in a Delaware corporation’s certificate of incorporation that eliminate the liability of a director for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Our by-laws provide that, to the fullest extent authorized by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of our company, or by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was serving, at our request, as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. To the extent authorized by the DGCL, we will indemnify such persons against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in connection with such service. Any amendment of these provisions will not reduce our indemnification obligations relating to actions taken before such amendment.

We maintain a directors’ and officers’ liability insurance policy insuring our directors and officers against certain liabilities and expenses incurred by them in their capacities as such and insuring us, under certain circumstances, in the event that indemnification payments are made by us to such directors and officers.

Transfer Agent and Registrar

Computershare has been appointed as the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities or subordinated debt securities (any of which may be convertible or not convertible). We use the term debt securities in this prospectus to refer to both senior debt securities and subordinated debt securities. No debt securities will be secured by any of our property or assets or the property or assets of any of our subsidiaries. No debt securities will be guaranteed by any of our subsidiaries or any other person or entity. Thus, by owning a debt security, you will be an unsecured creditor of LendingTree.

The senior debt securities will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the subordinated debt indenture, and will rank equally with all of our other general obligations. We use the term indentures in this prospectus to refer to both the senior debt indenture and the subordinated debt indenture. Neither indenture limits our ability to incur additional unsecured indebtedness, unless otherwise described in the prospectus supplement relating to any series of debt securities. The indentures and the debt securities will be governed by New York law, unless otherwise indicated in the prospectus supplement applicable to a series of debt securities.

We have summarized some of the material provisions of the indentures on the following pages. The summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indentures, including definitions of various terms contained in the indentures. Copies of the entire indentures are exhibits to the registration statement of which this prospectus is a part, and are incorporated herein by reference. We encourage you to read the full text of the indentures, which you can obtain as described under the heading “Where You Can Find More Information” elsewhere in this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, the applicable prospectus supplement or free writing prospectus will describe the specific terms of any debt securities offered through that prospectus supplement or free writing prospectus. The terms of any debt securities we offer under a prospectus supplement or free writing prospectus may differ from the terms we describe below.

LendingTree is a holding company and a legal entity separate and distinct from its subsidiaries, through which LendingTree conducts most of its operations and which generate all of LendingTree’s operating income and cash flow. As a result, LendingTree’s only source of funds to meet its obligations to make payments under any debt securities as well as its other payment obligations is distributions or advances from LendingTree’s subsidiaries. Contractual provisions, laws or regulations may limit the ability of LendingTree to obtain the necessary funds from its subsidiaries to satisfy its obligations. LendingTree’s rights to participate in the distribution of assets of its subsidiaries are effectively subordinate to the claims of creditors, including trade creditors, of those subsidiaries, except to the extent that LendingTree itself may be a creditor of a particular subsidiary with recognized claims. Accordingly, except to the extent that LendingTree itself may be a creditor of a subsidiary with recognized claims, LendingTree’s obligations under its debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of its subsidiaries.

The Indentures

The senior debt securities and the subordinated debt securities are each governed by an agreement called an indenture – the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and the trustee under the indenture. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated debt indenture.

LendingTree has appointed Wilmington Trust, National Association, as trustee under each of the indentures. If a different trustee is appointed in the future, we will identify such trustee in the prospectus supplement relating to the offering of the applicable debt securities.

The trustee under each indenture has two principal roles:

•	The trustee can enforce the rights of the holders against us if we default on our obligations under the terms of the indenture or the debt securities. There are some limitations on the extent to which the trustee acts on behalf of the holders, described below under the heading “– Events of Default.”

•	The trustee performs administrative duties for us, such as sending interest payments and notices to holders, and transferring a holder’s debt securities to a new buyer if a holder sells such debt securities.

Reference to the indenture or the trustee with respect to any debt securities means the indenture under which those debt securities are issued and the trustee under that indenture.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement or free writing prospectus the terms on which a series of debt securities may be convertible into or exchangeable for our common stock, our preferred stock or other securities (including securities of a third party). We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock, our preferred stock or other securities (including securities of a third party) that the holders of the series of debt securities receive would be subject to adjustment.

Terms

We may issue as many distinct series of debt securities under either indenture as we wish. The provisions of each indenture allow us not only to issue debt securities with terms different from those previously issued under that indenture, but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of the prospectus supplement related to debt securities you hold at any time without your consent and without notifying you.

This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences from the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of certain terms used in the indenture. In this summary, we describe the meaning of only some of the more important terms. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description of the particular terms of any series described in the applicable prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement or free writing prospectus, which contains the precise terms of debt securities we may offer.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the stated maturity;

•	the specified currency, currencies or currency units for principal and interest, if not U.S. dollars;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

•	any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of the issuer;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any option or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	any index or formula used to determine the amount of payments of principal of and any premium and interest on the debt securities;

•	if the debt securities may be converted into or exchanged for our common stock, preferred stock or other securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange rate and the circumstance or manner in which the amount of common or preferred stock issuable upon conversion or exchange may be adjusted or calculated according to the market price of our common stock or preferred stock or such other securities;

•	if the debt securities are original issue discount debt securities, the yield to maturity;

•	the applicability of any provisions described under the heading “—Defeasance and Covenant Defeasance” below;

•	any event of default under the series of debt securities if different from those described under the heading “—Event of Default” below;

•	the names and duties of any co-trustees, authenticating agents, paying agents, transfer agents or registrars for the debt securities;

•	if the series of debt securities will be issuable only in the form of a global security, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than depository or the nominee; and

•	any other terms of the debt securities, which could be different from or in addition to those described in this prospectus.

Form, Exchange and Transfer

Unless we indicate otherwise in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form; and

•	in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of the same series in any authorized denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of the holders and transferring debt securities.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the registration, exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If a debt security is issued as a global debt security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

If a debt security is issued as a registered global debt security, only the depositary – such as DTC, Euroclear and Clearstream, each as defined in the section “Legal Ownership of Securities” below – will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security. Those who own beneficial interests in a global security do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry procedures in the section “Legal Ownership of Securities” below.

We will not deposit money on a regular basis into any separate custodial account to repay the debt securities. In addition, we will not be entitled to redeem a debt security before its stated maturity unless the prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy a debt security from you before its stated maturity unless your prospectus supplement specifies one or more repayment dates.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

The rules for exchange described above apply to an exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, or exchangeable into or for a different kind of security, the terms governing that type of conversion or exchange will be described in the prospectus supplement.

Payment and Paying Agents

If interest is due on a debt security on an interest payment date, we will pay the interest to the person in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date as will be specified in the applicable prospectus supplement. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at the stated maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment or, in the case of a global debt security, in accordance with the applicable policies of the depositary.

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global security.

Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how they will receive payments.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check to the paying agent against surrender of the debt security.

All payments will be made in U.S. dollars unless the prospectus supplement provides otherwise. If payments are to be made in currency other than U.S. dollars, such payments for debt security in non-global, registered form will be made by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the holder and which is acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. If we are obligated to make a payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us due to circumstances beyond our control we will be entitled to satisfy our obligation to make the payment by making the payment in U.S. dollars, on the basis of the exchange rate determined by the designated exchange agent, in its discretion.

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, the appointed trustee will act as the paying agent.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may, as an unsecured general creditor, look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Mergers and Similar Transactions

Under the terms of the applicable indenture, we will generally be permitted to merge or consolidate with another entity. We will also generally be permitted to sell our assets substantially as an entirety to another entity. With regard to any series of debt securities, however, unless otherwise indicated in the applicable prospectus supplement, we may not take any of these actions unless all of the following conditions are met:

•

If the successor entity in the transaction is not us, the successor entity must be a corporation, partnership, limited liability company or trust organized under the laws of the United States, any state in the United States or the District of Columbia and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series.

•	Immediately after giving effect to the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us a default notice and for our default having to continue for a specific period of time were disregarded.

•	We have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that the transaction complies in all respects with the indenture.

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire stock or assets of another entity, any transaction that involves a change of control of us but in which we do not merge or consolidate and any transaction in which we sell less than substantially all of our assets.

Defeasance and Covenant Defeasance

Any series of issued debt securities may be subject to the defeasance and discharge provisions of the applicable indenture. Under those provisions, the debt securities of any series may authorize us to elect to:

•	defease and to discharge us from any and all obligations with respect to those debt securities, except for the rights of holders of those debt securities to receive payments on the securities solely from the trust fund established pursuant to the applicable indenture and the obligations to exchange or register the transfer of the securities, to replace temporary or mutilated, destroyed, lost or stolen securities, to maintain an office or agency with respect to the securities and to hold moneys for payment in trust, which we refer to as a defeasance; or

•	to be released from our obligations with respect to those debt securities to comply with the restrictive covenants which are subject to covenant defeasance, and the occurrence of certain events of default with respect to those restrictive covenants shall no longer be an event of default, which we refer to as a covenant defeasance.

To invoke defeasance or covenant defeasance with respect to any series of debt securities, we must irrevocably deposit with a trustee, in trust, money or U.S. government obligations, or both, which will provide money in an amount sufficient to pay all sums due on that series.

As a condition to defeasance or covenant defeasance, we must deliver to the applicable indenture trustee an officers certificate and an opinion of counsel stating that holders of the applicable debt securities will not recognize gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if we did not elect the defeasance or covenant defeasance. We may exercise our defeasance option with respect to the securities notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the securities may not be accelerated by the reference to restrictive covenants which are subject to covenant defeasance. If we do not comply with our remaining obligations after exercising our covenant defeasance option and the debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations on deposit in the defeasance trust may be insufficient to pay amounts due on the securities at the time of the acceleration. However, we will remain liable for those payments.

Modification and Waiver of the Debt Securities

We may change or modify either of the indentures without the consent of the holders of the debt securities so long as such changes are limited to clarifications and/or changes that would not adversely affect the debt securities of that series in any material respect. We may also make changes that may affect the debt securities that have yet to be issued under the applicable indentures without the approval of any holders.

If the proposed change will affect the debt securities of a particular series then we must obtain approval of the holders of a majority in principal amount of the debt securities of that series. If the proposed change will affect the debt securities of more than one series of debt securities issued under the applicable indenture then we must obtain approval of the holders of a majority in principal amount of each series affected by the change.

We may not amend the subordinated debt indenture to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected. In addition, we may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect the outstanding subordinated debt securities of any one or more series in any material respect, without the approval of the holders of a majority in aggregate principal amount of all affected series, voting together as one class.

In each case, the required approval must be given by written consent.

Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how approval may be granted or denied if we seek to change or modify either indenture or the debt securities or request a waiver.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, as it may be supplemented from time to time, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us) on all of our indebtedness (including indebtedness of others guaranteed by us), other than the subordinated debt securities, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, which is (i) for money borrowed, (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind or (iii) obligations of ours as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or leases of property or assets made as part of any sale and lease-back transaction to which we are a party, including amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceeding involving us or our assets;

•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or if any event of default with respect to any senior debt of ours has occurred and is continuing, permitting the holders of that senior debt of ours or a trustee to accelerate the maturity of that senior debt, unless the event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded, or (b) if any judicial proceeding is pending with respect to a payment default or an event of default described in clause (a); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that they know is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Events of Default

Unless the applicable prospectus supplement provides otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	failure to pay interest on any debt security of that series within 30 days after its due date;

•	failure to pay the principal of or any premium on any debt security of that series on the due date;

•	failure to deposit a sinking fund payment with regard to any debt security of that series on the due date, but only if the payment is required under the applicable prospectus supplement;

•	we remain in breach of any covenant we make in the indenture for the benefit of the relevant series for 90 days after we receive a written notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least a majority in principal amount of the relevant series of debt securities; or

•	the occurrence of specified bankruptcy, insolvency or reorganization events.

An event of default for one series of debt securities does not necessarily constitute an event of default for any other series. The trustee may withhold notice to the debt securities holders of any default, except a payment default, if it considers such action to be in the holders’ interests.

If the specified bankruptcy, insolvency or reorganization events occur, the entire principal of all the debt securities of that series will be due and payable immediately. If any other event of default occurs and continues, the trustee, or the holders of at least a majority in aggregate principal amount of the outstanding debt securities of the series, may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, and the issuer cures the event of default in the manner specified in the applicable indenture, the holders of a majority of the aggregate outstanding principal amount of the debt securities of that series can void the acceleration of payment.

The indentures provide that the trustee has no obligation to exercise any of its rights at the direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in principal amount of any series of debt securities have the right to direct any proceeding, remedy or power available to the trustee with respect to that series.

Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will provide the trustee every year with a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default.

The Trustee

If we offer a series of debt securities, we will identify the banking or financial institution which will act as trustee under the applicable indenture in the prospectus supplement for that offering. If a single banking or financial institution acts as trustee with respect to both the indentures, and a default occurs with respect to any series of debt securities, the banking or financial institution would generally be required to resign as trustee under one of the indentures within 90 days of the default, unless the default were cured, duly waived or otherwise eliminated. The Company has initially designated Wilmington Trust, National Association, as the trustee with respect to each of the indentures.

Governing Law

New York law will govern the indentures and the debt securities.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with shares of common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may sell, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus and the accompanying prospectus supplement. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

You should review the applicable prospectus supplement for the specific terms of any warrants that may be offered, including the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, aggregate principal amount, denominations and terms of the debt securities purchasable upon exercise of a warrant to purchase debt securities and the price at which the debt securities may be purchased upon exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	the manner in which the warrant agreements and warrants may be modified;

•	information relating to book-entry procedures, if any;

•	if applicable, a discussion of material U.S. federal income tax considerations of holding or exercising the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash such principal amount of securities or shares of stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights By Holders of Warrants

Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a warrant to purchase shares of common stock or preferred stock will be adjusted proportionately if we subdivide or combine common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment:

•	issue capital stock or other securities convertible into or exchangeable for preferred stock or common stock, or any rights to subscribe for, purchase or otherwise acquire either class of capital stock, as a dividend or distribution to holders of our preferred stock or common stock;

•	pay any cash to holders of our preferred stock or common stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our preferred stock or common stock; or

•	issue preferred stock or common stock or additional stock or other securities or property to holders of our preferred stock or common stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of warrants will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property those holders would have been entitled to receive had they held the preferred stock or common stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive the additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a preferred stock or common stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of preferred stock or common stock warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the preferred stock or common stock, as applicable;

•	certain share exchanges, mergers, or similar transactions involving our company and which result in changes of preferred stock or common stock, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our preferred stock or common stock are entitled to receive capital stock, securities or other property with respect to or in exchange for their securities, the holders of the preferred stock or common stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of capital stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement or free writing prospectus relating to such subscription rights, and may differ from the terms described herein.

We may issue subscription rights to purchase our securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	whether common stock, preferred stock or warrants for those securities will be offered under the stockholder subscription rights;

•	the price, if any, for the subscription rights;

•	the exercise price payable for each security upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if appropriate, a discussion of material U.S. federal income tax considerations; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights.

DESCRIPTION OF UNITS

This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable prospectus supplement or free writing prospectus. If so described in a particular prospectus supplement or free writing prospectus, the specific terms of any series of units may differ from the general description of terms presented below.

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, debt securities, warrants, subscription rights or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the shares of common stock, shares of preferred stock, debt securities, warrants or subscription rights comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if appropriate, a discussion of material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payment and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consents, if ever required;

•	whether and how you can instruct it to send your securities registered in your own name so you can be a registered holder;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

SELLING STOCKHOLDERS

This prospectus also relates to the possible sale from time to time of shares of our common stock by certain of our stockholders, who we refer to in this prospectus as the “selling stockholders.”

Information about the selling stockholders will be set forth in an applicable prospectus supplement. The selling stockholders may from time to time offer and sell such securities pursuant to this prospectus and any applicable prospectus supplement.

The selling stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares of our common stock which may be offered for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

We or any selling stockholders may sell our securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers (acting as agent or principal);

•	directly to one or more other purchasers;

•	upon the exercise of rights distributed or issued to our security holders;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in “at the market” offerings within the meaning of Rule 415(a)(4) under the Securities Act or through a market maker or into an existing market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	through agents on a best-efforts basis;

•	through any other method permitted pursuant to applicable law; or

•	otherwise through a combination of any of the above methods of sale.

Sales of securities may be effected from time to time in one or more transactions, including negotiated transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

In addition, we or any selling stockholders may enter into option, share lending or other types of transactions that require us or any such selling stockholders, as applicable, to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We or any selling stockholders may also enter into hedging transactions with respect to our securities or the securities of any such selling stockholders, as applicable. For example, we or the selling stockholders may enter into option or other types of transactions that require us or any selling stockholders, as applicable, to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Any selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

We or any selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any such selling stockholders, as applicable, or borrowed from us, any such selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment of the registration statement of which this prospectus is a part). In addition, we or any selling stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or the securities of any such selling stockholders, as applicable, or in connection with a concurrent offering of other securities.

Shares of common stock may also be exchanged for satisfaction of any selling stockholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

If we or any selling stockholders use any underwriter, the prospectus supplement will name any underwriter involved in the offer and sale of the securities. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we or any selling stockholders, as applicable, will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Any shares of common stock owned by any selling stockholders and covered by this prospectus may be sold pursuant to Rule 144 under the Securities Act rather than pursuant to this prospectus, to the extent such stock may be sold under Rule 144.

The securities may be sold directly by us or any selling stockholders or through agents designated by us or any such selling stockholders, as applicable, from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or any such selling stockholders, as applicable, to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by any selling stockholders, directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer. If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date on the terms set forth in the applicable prospectus supplement.

Selling stockholders and broker-dealers or agents involved in an arrangement to sell any of the offered securities may, under certain circumstances, be deemed to be “underwriters” within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent may be deemed an underwriting discount and commission under the Exchange Act. Except as indicated in the applicable prospectus supplement, any selling stockholders and/or purchasers will pay all discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of such common stock.

Some of the underwriters, dealers or agents used by us or any selling stockholders in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or any such selling stockholders, as applicable, or affiliates of ours or theirs, as applicable, in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us or any selling stockholders to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us or any such selling stockholders for certain expenses.

Any securities initially sold outside the U.S. may be resold in the U.S. through underwriters, dealers or otherwise.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed such amounts as is determined to be unfair or unreasonable under applicable FINRA rules.

No FINRA member may participate in any offering of securities made under this prospectus if such member has a conflict of interest under FINRA Rule 5121 unless a qualified independent underwriter has participated in the offering or the offering otherwise complies with FINRA Rule 5121.

To comply with the securities laws of some states, if applicable, the securities that may be offered pursuant to this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

All securities we may offer pursuant to this prospectus, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters or agents that are qualified market makers may engage in passive market making transactions in the common stock in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-34063):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the SEC on April 30, 2015, August 5, 2015 and October 26, 2015;

•	our Current Reports on Form 8-K filed with the SEC on January 5, 2015, June 11, 2015 (other than Item 7.01 of such report) and August 3, 2015 (other than Item 2.02 of such report);

•	Portions of our Proxy Statement, as filed with the SEC on April 30, 2015, for the Annual Meeting of Stockholders held on June 10, 2015 that have been incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014; and

•	the description of our common stock in our registration statement on Form 8-A filed with the SEC on August 5, 2008, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to you (and any beneficial owner), on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

LendingTree, Inc.

11115 Rushmore Drive

Charlotte, North Carolina 28277

Attn: Corporate Secretary

(704) 541-5351

850,000 Shares

LendingTree, Inc.

Common Stock

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

RBC Capital Markets

SunTrust Robinson Humphrey

Guggenheim Securities

Needham & Company

Stephens Inc.

November     , 2015